Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of SuperMedia Inc.

We have audited the accompanying consolidated balance sheets of SuperMedia Inc and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2012.    These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SuperMedia Inc and subsidiaries at December 31, 2012 and 2011 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, the Company is in the process of merging with Dex One Corporation. To complete the merger, the Company filed a voluntary bankruptcy petition seeking relief pursuant to a pre-packaged plan of reorganization under the provisions of Chapter 11 of the Bankruptcy Code to restructure its outstanding indebtedness. These conditions raise substantial doubt about SuperMedia Inc.’s ability to continue as a going concern.  Management’s plans in regard to these matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the impact of this uncertainty.

/s/ Ernst & Young LLP

Dallas, Texas
March 21, 2013

SuperMedia Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	Years Ended December 31,
	2012	2011	2010
	(in millions, except per share amounts)

Operating Revenue	$1,354	$1,642	$1,176
Operating Expense
Selling	345	435	470
Cost of sales (exclusive of depreciation and amortization)	325	408	418
General and administrative	87	220	198
Depreciation and amortization	157	172	186
Impairment charge	—	1,003	—
Total Operating Expense	914	2,238	1,272
Operating Income (Loss)	440	(596)	(96)
Interest expense, net	170	227	278
Income (Loss) Before Reorganization Items, Gains on Early Extinguishment of Debt and Provision for Income Taxes	270	(823)	(374)
Reorganization items	(1)	(2)	(5)
Gains on early extinguishment of debt	51	116	76
Income (Loss) Before Provision for Income Taxes	320	(709)	(303)
Provision for income taxes	97	62	(107)
Net Income (Loss)	$223	$(771)	$(196)

Basic and diluted earnings (loss) per common share	$14.28	$(51.04)	$(13.04)
Basic and diluted weighted-average common shares outstanding	15.3	15.1	15.0

Comprehensive Income (Loss):
Net income (loss)	$223	$(771)	$(196)
Adjustments for pensions and post-employment benefits, net of taxes	100	9	(40)
Total Comprehensive Income (Loss)	$323	$(762)	$(236)

See Notes to Consolidated Financial Statements.

SuperMedia Inc. and Subsidiaries

Consolidated Balance Sheets

	At December 31,
	2012	2011
	(in millions, except
	share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$105	$90
Accounts receivable, net of allowances of $39 and $59	119	147
Accrued taxes receivable	2	27
Deferred directory costs	128	155
Prepaid expenses and other	22	12
Assets held for sale	21	—
Total current assets	397	431
Property, plant and equipment	99	127
Less: accumulated depreciation	70	53
	29	74
Goodwill	704	704
Intangible assets, net	221	345
Pension assets	56	75
Other non-current assets	3	4
Total assets	$1,410	$1,633

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$—	$4
Accounts payable and accrued liabilities	109	126
Deferred revenue	66	82
Deferred tax liabilities	3	4
Other	17	18
Total current liabilities	195	234
Long-term debt	1,442	1,741
Employee benefit obligations	109	364
Non-current deferred tax liabilities	81	43
Unrecognized tax benefits	44	39

Stockholders’ (deficit):
Common stock ($.01 par value; 60 million shares authorized, 15,664,432 and 15,468,740 shares issued and outstanding in 2012 and 2011, respectively)	—	—
Additional paid-in capital	214	210
Retained (deficit)	(744)	(967)
Accumulated other comprehensive income (loss)	69	(31)
Total stockholders’ (deficit)	(461)	(788)
Total liabilities and stockholders’ (deficit)	$1,410	$1,633

See Notes to Consolidated Financial Statements.

SuperMedia Inc. and Subsidiaries

Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive (Loss)	Total
	(in millions)
Balance at December 31, 2009	$—	$200	$—	$—	$200
Net (loss) (1)	—	—	(196)	—	(196)
Issuance of equity based awards	—	6	—	—	6
Adjustments for pension and post-employment benefits	—	—	—	(40)	(40)
Balance at December 31, 2010	—	206	(196)	(40)	(30)
Net (loss) (2)	—	—	(771)	—	(771)
Issuance of equity based awards	—	4	—	—	4
Adjustments for pension and post-employment benefits	—	—	—	9	9
Balance at December 31, 2011	$—	210	(967)	(31)	(788)
Net income	—	—	223	—	223
Issuance of equity based awards	—	4	—	—	4
Adjustments for pension and post-employment benefits	—	—	—	100	100
Balance at December 31, 2012	$—	$214	$(744)	$69	$(461)

(1)         The Company’s 2010 net (loss) was significantly impacted by the effects of fresh start accounting adopted by the Company in 2009.

(2)         During 2011, the Company recorded a non-cash, goodwill impairment charge of $1,003 million ($997 million after-tax) in the consolidated statements of comprehensive income (loss).  For additional information related to goodwill impairment, see Note 3.

See Notes to Consolidated Financial Statements.

SuperMedia Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Cash Flows from Operating Activities
Net income (loss)	$223	$(771)	$(196)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	157	172	186
Gains on early extinguishment of debt	(51)	(116)	(76)
Employee retirement benefits	(62)	14	11
Deferred income taxes	(23)	17	(225)
Provision for uncollectible accounts	19	64	61
Stock-based compensation expense	4	4	6
Impairment charge	—	1,003	—
Changes in current assets and liabilities
Accounts receivable and unbilled accounts receivable	16	(1)	675
Deferred directory costs	27	44	(175)
Other current assets	—	2	4
Accounts payable and accrued liabilities	(6)	(166)	244
Other, net	(16)	(22)	(6)
Net cash provided by operating activities	288	244	509
Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(13)	(19)	(45)
Proceeds from sale of assets	—	1	1
Net cash used in investing activities	(13)	(18)	(44)
Cash Flows from Financing Activities
Repayments of long-term debt	(251)	(308)	(500)
Other, net	(9)	(2)	(3)
Net cash used in financing activities	(260)	(310)	(503)
Increase (decrease) in cash and cash equivalents	15	(84)	(38)
Cash and cash equivalents, beginning of year	90	174	212
Cash and cash equivalents, end of year	$105	$90	$174

See Notes to Consolidated Financial Statements.

SuperMedia Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1  Description of Business and Summary of Significant Accounting Policies

General

SuperMedia Inc. (“SuperMedia,” “we,” “our,” “us,” “Successor” or the “Company”), formerly known as Idearc Inc. (“Idearc” or “Predecessor Company”), is one of the largest yellow pages directory publishers in the United States as measured by revenue.  We also offer digital advertising solutions. We place our clients’ business information into our portfolio of local media solutions, which includes the Superpages directories, Superpages.com, our digital local search resource on both desktop and mobile devices, the Superpages.com network, a digital syndication network that places local business information across more than 250 websites, and our mobile sites and mobile applications.  In addition, we offer solutions for social media, digital content creation and management, reputation management and search engine optimization.

Together with our predecessor companies, we have more than 125 years of experience in the directory business. We primarily operate and are the official publisher in the markets in which Verizon Communications Inc. (“Verizon”), or its formerly owned properties now owned by FairPoint Communications, Inc. (“FairPoint”) and Frontier Communications Corporation (“Frontier”), are the incumbent local exchange carriers. We use their brands on our print directories in these and other specified markets. We have a number of agreements with them that govern our publishing relationship, including publishing agreements, branding agreements, and non-competition agreements, each of which has a term expiring in 2036.

We have a geographically diversified revenue base covering markets in 32 states for Superpages directories and in all 50 states for Superpages.com and our other digital solutions.  In 2012, we published more than 1,000 distinct directory titles and distributed about 74 million copies of these directories to businesses and residences in the United States.

At December 31, 2012, we had approximately 3,200 employees.  Of our total employees, approximately 950 employees, or 30%, were represented by unions.

Summary of Significant Accounting Policies

Basis of Presentation

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).  The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements. Certain prior period amounts have been reclassified to conform to current year presentation.

Principles of Consolidation

The consolidated financial statements include the financial statements of SuperMedia, Inc. and its wholly owned subsidiaries. All inter-company accounts and transactions have been eliminated.

The Company is managed as a single business segment. The Company sells advertising solutions to our clients and places their business information into our portfolio of local media, which includes the Superpages directories, Superpages.com, our digital local search resource on both desktop and mobile devices, the Superpages.com network, a digital syndication network, and our mobile sites and mobile applications.

Use of Estimates

The preparation of the Company’s financial statements requires management to make estimates and judgments that affect the reported amount of assets and liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Examples of significant estimates include the allowance for doubtful accounts, the recoverability and fair value determination of property, plant and equipment, intangible assets and other long-lived assets, and pension and post-employment benefit assumptions.

Revenue Recognition

Revenue is earned from the sale of advertising. The sale of advertising in print directories is the primary source of revenue. We recognize revenue from print directory advertising ratably over the life of each directory using the amortization method of accounting, with revenue recognition commencing in the month of publication.

Revenue derived from digital advertising is earned primarily from two sources: fixed-fee and performance-based advertising. Fixed-fee advertising includes advertisement placement on our and other local search websites, website development and website hosting for client advertisers. Revenue from fixed-fee advertising is recognized ratably over the life of the advertising service. Performance-based advertising revenue is earned when consumers connect with client advertisers by a “click” on their digital advertising or a phone call to their business. Performance-based advertising revenue is recognized when there is evidence that qualifying transactions have occurred.

Some of our revenue agreements contain multiple deliverables that involve one or more of our advertising media that qualify as separate units of accounting.  Revenue from these agreements is allocated to the separate units of accounting using the relative selling price method based on the estimated selling price of each deliverable when sold separately.

Expense Recognition

Costs directly attributable to producing directories are amortized over the average life of a directory under the deferral and amortization method of accounting. Direct costs include paper, printing, initial distribution and sales commissions. Paper costs are stated on an average cost basis.  All other costs are recognized as incurred.

Barter Transactions

Occasionally, the Company may enter into certain transactions where a third party provides directory placement arrangements, sponsorships or other media advertising in exchange for comparable advertising with the Company. Due to the subjective nature of barter transactions, revenue and expense from these transactions are not recognized on the Company’s consolidated statements of comprehensive income (loss). If recognized, revenue associated with barter transactions would be less than 1% of total revenue.

Cash and Cash Equivalents

Highly liquid investments with a maturity of 90 days or less when purchased are considered to be cash equivalents. Cash and cash equivalents consist of bank deposits and money market funds. Cash equivalents are stated at cost, which approximates market value. As of December 31, 2012, the Company’s cash and cash equivalents are valued at $105 million.

Accounts Receivable and Unbilled Accounts Receivable

At December 31, 2012, the Company’s consolidated balance sheet has accounts receivables of $119 million, which represents receivables of $158 million, including amounts billed to clients but not yet collected and amounts to be billed for services already provided, net of an allowance for doubtful accounts of $39 million.

Receivables are recorded net of an allowance for doubtful accounts.  The allowance for doubtful accounts is calculated using a percentage of sales method based upon collection history, and an estimate of uncollectible accounts.  Judgment is exercised in adjusting the provision as a consequence of known items, such as current economic factors and credit trends.  Accounts receivable adjustments are recorded against the allowance for doubtful accounts.

Concentrations of Credit Risk

Financial instruments subject to concentrations of credit risk consist primarily of temporary cash investments, short-term investments, trade receivables, and short-term and long-term debt. Company policy requires the deposit of temporary cash investments with major financial institutions.

Approximately 85% of the Company’s 2012 revenue is derived from the sale of advertising to local small- and medium-sized businesses that advertise in limited geographical areas. These advertisers are usually billed in monthly installments after the advertising has been published and, in turn, make monthly payments, requiring the Company to extend credit to these customers. This practice is widely accepted within the industry. While most new advertisers and those wanting to expand their current media solutions are subject to a credit review, the default rates of small- and medium-sized companies are generally higher than those of larger companies. The Company believes that this practice will not have a material adverse impact on future results, however, no assurances can be made.

The remaining 15% of the Company’s 2012 revenue is derived from the sale of advertising to larger businesses that advertise regionally or nationally. Contracted certified marketing representatives (“CMRs”) purchase advertising on behalf of these advertisers. Payment for advertising is due when the advertising is published and is received directly from the CMRs, net of the CMRs’ commission. The CMRs are responsible for billing and collecting from the advertisers. While the Company still has exposure to credit risks, historically, the losses from this client set have been less than that of local advertisers.

Property, Plant, Equipment and Depreciation

Property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets, which are presented in the following table:

Estimated Useful Lives (in years)
Buildings and building improvements	8-30
Leasehold improvements	3-8
Computer and data processing equipment	3
Furniture and fixtures	7
Other	3-7

The cost of additions and improvements are capitalized. Expenditures for repairs and maintenance, including the cost of replacing minor items not considered substantial betterments, are expensed as incurred. When property, plant and equipment assets are sold or retired, the related cost and accumulated depreciation are deducted from the accounts and any gains or losses on disposition are recognized in income. Property, plant and equipment accounts are reviewed for impairment whenever events or changes in circumstances may indicate that the carrying amount of an asset may not be recoverable.

Goodwill and Intangible Assets

The Company has goodwill of $704 million and intangible assets of $221 million on the consolidated balance sheet as of December 31, 2012.

Goodwill

In accordance with U.S. GAAP, impairment testing for goodwill is performed at least annually unless indicators of impairment exist in interim periods. The impairment test for goodwill uses a two-step approach, which is performed at the entity level (the reporting unit). Step one compares the fair value of the reporting unit to its carrying value. In performing step one of the impairment test, the Company estimated the fair value of the reporting unit using a combination of the income and market approaches with greater emphasis placed on the income approach, for purposes of estimating the total enterprise value of the Company.  If the carrying value exceeds the fair value, there is a potential impairment and step two must be performed. Step two compares the carrying value of the reporting unit’s goodwill to its implied fair value (i.e., the fair value of the reporting unit less the fair value of the unit’s assets and liabilities, including identifiable intangible assets). If the carrying value of goodwill exceeds its implied fair value, the excess is required to be recorded as an impairment.

The Company performed its annual impairment test of goodwill as of October 1, 2012.  The Company determined the fair value of the reporting unit exceeded the carrying value of the reporting unit; therefore there was no impairment of goodwill.

Intangible Assets

Intangible assets are recorded separately from goodwill if they meet certain criteria. Internal use software is capitalized if it has a useful life in excess of one year.  Subsequent additions, modifications or upgrades to internal use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform.

The Company’s intangible assets and their estimated useful lives are presented in the table below:

Estimated Useful Lives (in years)
Client relationships	5
Patented technologies	3
Internal use software	3-7
Marketing-related intangibles	Indefinite

Client relationships and patented technologies are amortized using the straight-line method over their useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The recoverability analysis includes estimates of future cash flows directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the definite-lived intangible asset.  An impairment loss is measured as the amount by which the carrying amount of the definite-lived intangible asset exceeds its fair value.

Internal use software is amortized over a three to seven year period using the straight-line method. Software maintenance and training costs are expensed as they are incurred.

Marketing-related intangibles, which include trademarks, domain names and trade names are not amortized but are instead tested for impairment.  The recoverability of indefinite-lived intangible assets is tested annually or whenever events or changes in circumstances indicate that the intangible assets’ carrying amounts may not be recoverable. In the recoverability analysis, the carrying amount of the asset is measured against the estimated discounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value.

The Company evaluated its intangible assets based on current economic and business indicators and determined they were not impaired as of December 31, 2012.

For additional information related to goodwill and intangible assets, see Note 3.

Pension and Other Post-Employment Benefits

The Company’s pension plans are non-contributory qualified defined benefit plans provided to certain employees.  The Company also maintains a non-qualified pension plan for certain employees.  Participants in the management pension plan no longer earn pension benefits.  In addition, new management employees hired after December 31, 2005 are not eligible for pension benefits.  Certain participants in the Company’s collective bargaining units no longer earn pension benefits effective December 31, 2012.  Pension assets held in trust and recorded on the Company’s consolidated balance sheet as of December 31, 2012 are valued in accordance with applicable accounting guidance on fair value measurements.

The Company’s other post-employment benefits (“OPEB”) include post-employment health care and life insurance plans to certain retirees and their dependents  On June 25, 2012 the Company amended its other post-employment benefit plans.  The changes limit or eliminate Company subsidies associated with other post-employment benefits.

Long-term assumptions are developed to determine the Company’s employee benefit obligation, the most significant of which are the discount rate, the expected rate of return on plan assets, and the health care cost trend rate. For these assumptions, management consults with actuaries, monitors plan provisions and demographics, and reviews public market data and general economic information.

The measurement date for the Company’s pension and OPEB plans is December 31.

For additional information related to pension and other post-employment benefits, see Note 7.

Stock-Based Compensation

The Company grants awards to certain employees and certain non-management directors under a stock-based compensation plan.  The plan provides for several forms of incentive awards to be granted to designated eligible employees, non-management directors, consultants and independent contractors providing services to the Company.  The awards are classified as either liability or equity awards based on the criteria established by the applicable accounting rules for stock-based compensation.

Stock-based compensation expense related to incentive compensation awards is recognized on a straight-line basis over the minimum service period required for vesting of the award. For awards to employees who are retirement eligible or nearing retirement eligibility, compensation costs are recognized on a straight-line basis over the service period required to be performed by the employee in order to earn the award.

For additional information related to stock-based compensation, see Note 8.

Income Taxes

Deferred tax assets or liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting basis of assets and liabilities and their tax basis at each year-end. These amounts are adjusted, as appropriate, to reflect enacted changes in tax rates expected to be in effect when the temporary differences reverse.

The likelihood that deferred tax assets can be recovered must be assessed. If recovery is not likely, the provision for taxes must be increased by recording a reserve in the form of a valuation allowance for the deferred tax assets that are estimated not to be ultimately recoverable. In this process, certain relevant criteria are evaluated including the existence of deferred tax liabilities that can be used to absorb deferred tax assets and taxable income in future years. Judgment regarding future taxable income may change due to future market conditions, changes in laws and other factors. These changes, if any, may require material adjustments to deferred tax assets and an accompanying reduction or increase in net income in the period when such determinations are made. For additional information related to income taxes, see Note 11.

Advertising Costs

Advertising costs, which are included in selling expense in the Company’s consolidated statements of comprehensive income (loss), are expensed as incurred. Advertising costs for the years ended December 31, 2012, 2011 and 2010 were $8 million, $23 million and $52 million, respectively.

Capital Stock

The Company has authority to issue 65 million shares of capital stock, of which 60 million shares are common stock, with a par of value $.01 per share, and 5 million shares are preferred stock, with a par value of $.01 per share.  As of December 31, 2012, the Company has 15,664,432 shares of common stock outstanding.  The Company has not issued any shares of preferred stock.

Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing net income (loss) by the number of weighted-average common shares outstanding during the reporting period. Diluted earnings per share are calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period. The effect of potentially dilutive common shares for 2012 was not material.  Due to the reported net loss for 2011 and 2010, the effect of potentially dilutive common shares was anti-dilutive and therefore not included in the calculation of diluted earnings per share.

Certain employees and certain non-management directors were granted restricted stock awards, which entitle those participants to receive non-forfeitable dividends during the vesting period on a basis equivalent to the dividends paid to holders of the Company’s common stock. As such, these unvested restricted stock awards meet the definition of a participating security. Participating securities are defined as unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) and are included in the computation of earnings per share pursuant to the two-class method. At December 31, 2012, 2011 and 2010, there were 322,873, 309,669 and 427,867, respectively, such participating securities outstanding. Under the two-class method, all earnings, whether distributed or undistributed, are allocated to each class of common stock and participating securities based on their respective rights to receive dividends. However, the net losses from continuing operations for the years ended

December 31, 2011 and 2010 were not allocated to these participating securities, as these awards do not share in any loss generated by the Company.

The following table sets forth the calculation of the Company’s basic and diluted earnings (loss) per share for the years ended December 31, 2012, 2011 and 2010:

	Years Ended December 31,
	2012	2011	2010
	(in millions, except per share amounts)
Net income (loss)	$223	$(771)	$(196)
Less allocation of income to participating unvested restricted stock	(5)	—	—
Net income (loss) available to common stockholders	218	(771)	(196)
Basic and diluted weighted-average common shares outstanding	15.3	15.1	15.0
Basic and diluted earnings (loss) per common share	$14.28	$(51.04)	$(13.04)

Fair Values of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets;

Level 2— Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and

Level 3 —Valuations based on unobservable inputs reflecting our own assumptions.  These valuations require significant judgment.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. When there is more than one input at different levels within the hierarchy, the fair value is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Assessment of the significance of a particular input, to the fair value measurement in its entirety, requires substantial judgment and consideration of factors specific to the asset or liability.  The measurement of fair value should be consistent with one of the following valuation techniques: market approach, income approach or cost approach.

The Company’s financial assets or liabilities required to be measured at fair value on a recurring basis include cash and cash equivalents held in money market funds.  The Company’s money market funds of $77 million and $66 million as of December 31, 2012 and 2011, respectively, have been recorded at fair value using Level 2 inputs.  The Company also had $6 million held in certificates of deposit (“CD’s”) at both December 31, 2012 and 2011 that serve as collateral against letters of credit held with our insurance carriers.  These CD’s are classified as prepaid expenses and other on the Company’s consolidated balance sheets and are valued using Level 2 inputs. The assets held for sale of $21 million as of December 31, 2012 have been recorded at fair value using Level 3 inputs.  The fair values of trade receivables and accounts payable approximate their carrying amounts due to their short-term nature. The fair values of debt instruments are determined based on the observable market data of a private exchange.

The following table sets forth the carrying amount and fair value of the Company’s debt obligations as of December 31, 2012 and 2011:

	At December 31,
	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Debt obligations (Level 2 valuation)	$1,442	$1,031	$1,745	$804

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-04 (“ASU 2011-04”), “ Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs ,” which amends Accounting Standards Codification (“ASC”) 820, “ Fair Value Measurement .” The amended guidance changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. The guidance provided in ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011 and is applied prospectively. The Company has adopted the provisions of ASU 2011-04 as required.

In June 2011, the FASB issued Accounting Standards Update 2011-05 (“ASU 2011-05”), “Presentation of Comprehensive Income,”  which amends ASC 220,  “Comprehensive Income.”  The amended guidance eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and requires that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance provided in ASU 2011-05 is effective for interim and annual periods beginning after December 15, 2011 and is applied retrospectively. The Company has adopted the provisions of ASU 2011-05 as required.

In September 2011, the FASB issued Accounting Standards Update 2011-08 (“ASU 2011-08”), “Testing Goodwill for Impairment,”  which amends ASC 350,  “Intangibles — Goodwill and Other” .  The amended guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC 350. The guidance provided in ASU 2011-08 is effective for interim and annual periods beginning after December 15, 2011. The Company has adopted the provisions of ASU 2011-08 as required.

In July 2012, the FASB issued Accounting Standards Update No. 2012-02 (“ASU 2012-02”), “Testing Indefinite-Lived Intangible Assets for Impairment ,” which amends ASC 350, “ Intangibles—Goodwill and Other .” The amended guidance allows entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU 2012-02 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying value. Otherwise, the quantitative impairment test is not required. ASU 2012-02 is effective for interim and annual periods beginning after September 15, 2012 and early adoption is permitted. The Company anticipates that the adoption of ASU 2012-02 will not have a material impact on our consolidated financial statements.

Note 2 - Bankruptcy Filing and Proposed Merger with Dex One

Bankruptcy Filing

On March 18, 2013, SuperMedia and all of its domestic subsidiaries filed voluntary bankruptcy petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of the Bankruptcy Code.  Concurrently with the bankruptcy petition, SuperMedia filed and requested confirmation of a prepackaged plan of reorganization (the “prepackaged plan”).  The prepackaged plan seeks to effect the proposed merger and related transactions contemplated by our Merger Agreement (as defined below) with Dex One Corporation (“Dex One”), which is discussed in more detail below.  Also on March 18, 2013, Dex One and its domestic subsidiaries filed separate voluntary bankruptcy petitions in the Bankruptcy Court, and Dex One is seeking approval of its separate prepackaged plan of reorganization (together with SuperMedia’s prepackaged plan, the “prepackaged plans”).

The prepackaged plans are an alternative means by which to consummate the proposed merger and the other transactions contemplated by the Merger Agreement, including required amendments (the “financing amendments”) to SuperMedia’s and Dex One’s respective credit agreements (collectively, the “transaction”).  The Merger Agreement allows the transaction to be completed through Chapter 11 cases, if either SuperMedia or Dex One were unable to obtain its stockholders’s approval of the Merger Agreement or unanimous lender approval of the financing amendments.

At a special meeting on March 13, 2013, our stockholders voted to approve and adopt the Merger Agreement and the proposed merger in the event that we were able to obtain unanimous lender approval of the transaction.  In addition, prior to the March 13,

2013 voting deadline, our stockholders and lenders voted to accept the prepackaged plan in the event that we were unable to obtain unanimous lender approval of the transaction and, alternatively, elected to effect the transaction through Chapter 11 cases.  Similarly, Dex One’s stockholders also voted to approve and adopt the Merger Agreement and the proposed merger in the event that Dex Onewas able to obtain unanimous lender approval of the transaction, and Dex One’s stockholders and lenders voted to accept the prepackaged plan in the event Dex One was not able to obtain unanimous lender approval of the transaction.

Subsequent to the special meeting, our board of directors determined that we had not obtained the unanimous lender approval required to effect the transaction outside of court.  Accordingly, on March 18, 2013, we filed our voluntary bankruptcy petition in order to seek approval of the prepackaged plan and the completion of the transaction.

There can be no assurance that the Bankruptcy Court will confirm the prepackaged plans in a timely manner.  While operating under Chapter 11, the Company’s operations will be subject to oversight by the Bankruptcy Court, which could lead to uncertainties as to the realization of assets and satisfaction of obligations in the normal course of business.

Our prepackaged plan, including the effects of the transaction, could result in changes to our current debt and equity ownership structure.  The prepackaged plan and the effects of the transaction will also result in our assets and liabilities being re-valued under applicable accounting guidelines.

Merger Agreement

On August 20, 2012, SuperMedia, Dex One, Newdex Inc. (“Newdex”), and Spruce Acquisition Sub, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Original Merger Agreement,” and as amended and restated, the “Merger Agreement”), providing for a business combination of SuperMedia and Dex One.  The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Dex One will be merged with and into Newdex, with Newdex continuing as the surviving corporation, and Merger Sub will be merged with and into SuperMedia, with SuperMedia continuing as the surviving corporation (the “Mergers”).  As a result of the Mergers, Newdex will become a newly listed company and SuperMedia will become a direct wholly owned subsidiary of Newdex.

Following the announcement of the proposed Mergers, the current senior secured lenders for SuperMedia and Dex One formed a joint steering committee to evaluate the proposed amendments to the parties’ respective credit agreements as set forth in the Original Merger Agreement.

On December 5, 2012, SuperMedia, Dex One, Newdex, and Merger Sub entered into an Amended and Restated Agreement and Plan of Merger which amended and restated the Original Merger Agreement to, among other things, (i) extend the date on which a party may unilaterally terminate the Merger Agreement from December 31, 2012 to June 30, 2013, (ii) reduce the number of directors of Newdex after the effectiveness of the Mergers from eleven to ten, and (iii) provide that if either Dex One or SuperMedia is unable to obtain the requisite consents to the Mergers from its stockholders and to the contemplated amendments to its respective financing agreements from its senior secured lenders, the Mergers could be effected through the pre-packaged plans.

Also on December 5, 2012, we entered into a Support and Limited Waiver Agreement (the “Support Agreement”) with certain of our senior secured lenders and the administrative agent under our senior secured credit facility.  The Support Agreement sets forth the obligations and commitments of the parties with respect to the transaction.  Specifically, the lenders party to the Support Agreement agreed, subject to the terms of the Support Agreement, (i) to support and take reasonable action in furtherance of the financing amendments and the Support Agreement, (ii) to timely vote to accept our prepackaged plan, and (iii) in the event that we elected to effect the Mergers through Chapter 11 cases, (a) to support approval of our lender disclosure statement and confirmation of our prepackaged plan, (b) to support certain relief to be requested by SuperMedia from the Bankruptcy Court, (c) to refrain from taking any action inconsistent with the confirmation of our prepackaged plan, and (d) not to propose, support, solicit, or participate in the formulation of any plan other than our prepackaged plan.  On the same date, Dex One entered into a support agreement on substantially similar terms with the lenders and administrative agents under its senior secured credit facilities.

Subject to the terms of the Merger Agreement, which has been approved by the boards of directors of SuperMedia and Dex One, in each case by the unanimous vote of all directors voting, at the effective time of the Mergers, (i) each outstanding share of Dex One common stock (other than shares held by SuperMedia, Dex One, Newdex or any of their respective subsidiaries) will be converted into the right to receive 0.20 shares of Newdex common stock, par value $0.001 per share (the “Newdex Common Stock”), which reflects a 1-for-5 reverse stock split of Dex One common stock, and (ii) each outstanding share of SuperMedia common stock (other than shares held by SuperMedia, Dex One, Newdex or any of their respective subsidiaries) will be converted into the right to receive 0.4386 shares of Newdex Common Stock.  Outstanding SuperMedia stock options will be cancelled at the effective time of the Mergers and, to the extent that SuperMedia’s closing stock price on the date of the Mergers exceeds the option strike price, will be settled in cash.  All other outstanding SuperMedia equity awards will generally convert into Newdex Common Stock, after giving effect to the exchange ratio.  Immediately after the completion of the Mergers, we anticipate that current SuperMedia stockholders will own approximately 40% and current Dex One stockholders will own approximately 60% of Newdex, the combined company.

Completion of the Mergers is subject to conditions, including, among others: (i) the Bankruptcy Court having confirmed the pre-packaged plan of reorganization of such party substantially in the form provided in the Merger Agreement, (ii) SuperMedia and Dex One, and certain of their respective subsidiaries, having entered into a tax sharing agreement and a shared services agreement, and (iii) authorization having been obtained for the listing on the New York Stock Exchange or the Nasdaq Stock Market of the Newdex Common Stock to be issued as consideration in the Mergers.

As more fully described below, we are a party to that certain loan agreement with certain financial institutions and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as amended, the “Loan Agreement”), providing for the issuance of $2,750 million of senior secured term loans with a maturity date of December 15, 2015. As part of the prepackaged plan, the Loan Agreement will be amended and restated to extend the maturity date to December 31, 2016 as well as modify certain other provisions, including the revision of interest rate spreads as follows:

	ABR	Eurodollar
Current Spread	7.00%	8.00%
Revised Spread	7.60%	8.60%

The prepackaged plan will effect the transactions contemplated by the Merger Agreement, including the financing amendments, the tax sharing agreement and the shared services agreement.

The Merger Agreement contains certain termination rights for both SuperMedia and Dex One, including, among others, if the Mergers are not consummated on or before June 30, 2013.  The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances following receipt from or announcement by a third party of an alternative transaction proposal, including termination of the Merger Agreement by SuperMedia or Dex One as a result of an adverse change in the recommendation of the Mergers by the other party’s board of directors, SuperMedia may be required to pay to Dex One, or Dex One may be required to pay to SuperMedia, an expense reimbursement up to a maximum amount of $7.5 million.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The ability of the Company to continue as a going concern is predicated upon, among other things, the successful completion of the pre-packaged plans.  While the Company is committed to pursuing completion of the pre-packaged plans and the Mergers, there can be no assurance that the pre-packaged plans will be approved as submitted to the Bankruptcy Court; and therefore, there is uncertainty about the Company’s ability to realize its assets or satisfy its liabilities in the normal course of business.  The Company’s consolidated financial statements do not include any adjustments that might result from this uncertainty.

Note 3  Goodwill and Intangible Assets

The Company has goodwill of $704 million and intangible assets of $221 million on the consolidated balance sheet as of December 31, 2012.

Goodwill

The Company performed its annual impairment test of goodwill as of October 1, 2012.  The Company determined the fair value of the reporting unit exceeded the carrying value of the reporting unit; therefore no impairment of goodwill was recorded.

In performing step one of the impairment test, the Company estimated the fair value of the reporting unit using a combination of the income and market approaches with greater emphasis placed on the income approach, for purposes of estimating the total enterprise value of the Company.

The income approach was based on a discounted cash flow analysis and calculated the fair value of the reporting unit by estimating the after-tax cash flows attributable to the reporting unit and then discounting the after-tax cash flows to a present value, using the weighted average cost of capital (“WACC”).  The WACC utilized in the Company’s analysis using the income approach was 17%.  The WACC is an estimate of the overall after-tax rate of return required for equity and debt holders of a business enterprise.  The reporting unit’s cost of equity and debt was developed based on data and factors relevant to the economy, the industry and the reporting unit.  The cost of equity was estimated using the capital asset pricing model (“CAPM”).  The CAPM uses a risk-free rate of return and an appropriate market risk premium for equity investments and the specific risks of the investment.  The analysis also included comparisons to a group of guideline companies engaged in the same or similar businesses.  The cost of debt was estimated using the current after-tax average borrowing cost that a market participant would expect to pay to obtain its debt financing assuming the target capital structure.

To determine the fair value of the reporting unit based on the market approach, the Company utilized the guideline publicly traded company method and the guideline transaction method. The guideline publicly traded company and guideline transaction methods were given equal weighting for purposes of estimating the total enterprise value of the Company.

Under the guideline publicly traded company method, market multiples ratios were applied to the reporting unit’s earnings with consideration given to the Company’s size, product offerings, growth and other relevant factors compared to those guideline companies.  The guideline companies selected were engaged in the same or similar line of business as the Company.  Market multiples were then selected based on consideration of risk, growth and profitability differences between the Company and the guideline companies.  The selected market multiples were then multiplied by the Company’s earnings streams for the twelve months ended September 30, 2012, an annual 2012 forecast, and an annual 2013 forecast, with each given equal weighting, to arrive at an estimate of fair value for the Company.

The Company also utilized the guideline transaction method, a variation of the guideline company method.  When the selling price and underlying earnings of a selected target company are known, that is engaged in the same or similar business as the Company, price to earnings ratios can be applied to the related earnings streams of the reporting units to arrive at an estimate of fair value.  The Company developed an implied transaction multiple based on the implied value of the target company and its earnings streams for 2011 and the last twelve months ended September 30, 2012.  These multiples were then multiplied by the reporting unit’s earnings for 2011 and the last twelve months ended September 30, 2012, with each given equal weighting, to arrive at an estimate of fair value for the Company.

During the quarter ended September 30, 2011, the Company concluded that there were indicators of potential goodwill impairment, including decline in the value of the Company’s debt and equity securities and the impact of the economic and market conditions on our business at that time.  As a result, the Company performed an impairment test of goodwill as of August 31, 2011.  Based on that analysis, it was determined that the carrying value of the reporting unit including goodwill exceeded the fair value of the reporting unit, requiring the Company to perform step two of the goodwill impairment test.  This test resulted in a non-cash, goodwill impairment charge of $1,003 million ($997 million after-tax), which was recognized in the three months ended September 30, 2011.

The following table sets forth the balance of the Company’s goodwill and accumulated impairment losses as of December 31, 2012 and 2011:

	Goodwill Gross	Accumulated Impairment Losses	Goodwill Net
	(in millions)
Beginning balance at January 1, 2011	$1,707	$—	$1,707
Additions	—	—	—
Impairments	—	(1,003)	(1,003)
Ending balance at December 31, 2011	1,707	(1,003)	704
Additions	—	—	—
Impairments	—	—	—
Ending balance at December 31, 2012	$1,707	$(1,003)	$704

Intangible Assets

Intangible assets are recorded separately from goodwill if they meet certain criteria.  The Company evaluated its intangible assets based on current economic and business indicators and determined they were not impaired as of December 31, 2012.

The following table sets forth the details of the Company’s intangible assets as of December 31, 2012 and 2011:

	At December 31, 2012			At December 31, 2011
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	(in millions)
Client relationships	$497	$299	$198	$497	$199	$298
Internal use software	108	93	15	101	73	28
Patented technologies	34	34	—	34	23	11
Marketing-related intangibles	8	—	8	8	—	8
Total intangible assets	$647	$426	$221	$640	$295	$345

Amortization expense for intangible assets for the years ended December 31, 2012, 2011 and 2010 was $131 million, $143 million and $157 million, respectively, including amortization expense for capitalized internal use software of $20 million, $32 million and $46 million, respectively.

Amortization expense is estimated to be $108 million in 2013, $102 million in 2014 and $1 million in 2015 for the intangible assets as of December 31, 2012.

Note 4  Additional Financial Information

Consolidated Statements of Comprehensive Income (Loss)

During 2012, the Company recorded a $64 million credit to expense associated with the amortization of a deferred gain related to certain plan amendments associated with other post-employment benefits.  This credit was recorded in general and administrative expense on the Company’s consolidated statement of comprehensive income (loss).  For additional information related to the Company’s other post-employment benefits, see Note 7.

During 2012, the Company incurred $13 million of merger transaction costs associated with our proposed merger with Dex One, of which $5 million, representing professional fees, was recorded as part of general and administrative expense on the Company’s consolidated statement of comprehensive income (loss).  The remaining $8 million, which represents financing costs were recorded to prepaid expenses and other assets on the Company’s consolidated balance sheet.

During 2012, 2011 and 2010, the Company recorded non-taxable gains of $51 million, $116 million and $76 million, respectively, related to the early extinguishment of a portion of our senior secured term loans at below par. For additional information related to the Company’s debt obligations, see Note 6.

During the quarter ended Sept 30, 2011, the Company recorded a non-cash impairment charge of $1,003 million ($997 million after-tax) associated with the write-down of goodwill.  For additional information related to the Company’s goodwill impairment, see Note 3.

With our adoption of fresh start accounting, effective on December 31, 2009, our 2010 results of operations were significantly impacted.  At December 31, 2009, the balances of deferred revenue and deferred directory costs were adjusted to their fair value of zero.  As a result, approximately $846 million of deferred revenue ($826 million net of estimated sales allowances) and $213 million of deferred directory costs were not recognized in our 2010 consolidated statement of operations which would have otherwise been recorded.  In addition, our 2010 operating results were significantly impacted by the exclusion of approximately $61 million of bad debt expense due to the exclusion of revenue associated with the implementation of fresh start accounting at December 31, 2009.  These non-cash fresh start adjustments impacted only our 2010 consolidated statement of comprehensive income (loss) and did not affect future years’ results.  Likewise, these non-cash fresh start adjustments did not affect cash flows as client billing and collection activities remained unchanged.

During 2010, the Company recorded $40 million of reduced operating expenses related to the favorable non-recurring, non-cash resolution of state operating tax claims.  These reductions were recorded in general and administrative expense on the Company’s consolidated statement of comprehensive income (loss).

The following tables set forth additional financial information related to the Company’s consolidated financial statements.

Balance Sheet

Allowance for doubtful accounts

	2012	2011	2010
	(in millions)
Balance at beginning of period	$59	$89	$—
Additions charged to expense (1)	41	101	89
Deductions (2)	(61)	(131)	—
Ending balance at December 31	$39	$59	$89

(1)              Includes bad debt expense and sales allowance (recorded as contra revenue).

(2)              Amounts written off as uncollectible, net of recoveries and sales adjustments.

Assets held for sale

During the three months ended December 31, 2012, the Company entered into an agreement to sell its land and building in Los Alamitos, CA for $21 million, subject to due diligence by the purchaser.  The sale is scheduled to close during 2013.  As such, the Company has reflected these assets as assets held for sale on the Company’s consolidated balance sheet.  Associated with this transaction, the Company recorded a $4 million charge to adjust the property to its fair value and estimated costs to sell the property.  This charge was recorded in general and administrative expense on the Company’s consolidated statement of comprehensive income (loss).

Accounts payable and accrued liabilities

	At December 31,
	2012	2011
	(in millions)
Accounts payable	$10	$14
Accrued expenses	23	24
Accrued salaries and wages	62	75
Accrued taxes	14	12
Accrued interest	—	1
	$109	$126

Other current liabilities

	At December 31,
	2012	2011
	(in millions)
Customer prepayments	$14	$11
Other	3	7
	$17	$18

Employee benefit obligations

The Company recorded a reduction of its other post-employment benefits related to certain plan amendments associated with health care.  This transaction resulted in a $257 million reduction of employee benefit obligations, a related reduction of deferred tax assets of $96 million and an offsetting deferred net gain of $161 million to accumulated other comprehensive income (loss).  For additional information related to the Company’s post-employment benefits, see Note 7.

Comprehensive Income (Loss) /Accumulated Other Comprehensive Income (Loss)

The following table set forth the computation of the Company’s total comprehensive income (loss) for the years ended December 31, 2012, 2011 and 2010:

	Years Ended December 31,
	2012			2011			2010
	Gross	Taxes	Net	Gross	Taxes	Net	Gross	Taxes	Net
	(in millions)
Net income (loss)			$223			$(771)			$(196)
Adjustments for pension and other post-employment benefits:
Accumulated actuarial gains of defined benefit plans	$(40)	$15	(25)	$10	$(3)	7	$(66)	$25	(41)
Plan amendments for other post-employment benefits	257	(96)	161	—	—	—	—	—	—
Reclassifications included in net income (loss):
Amortization of prior service cost	(64)	24	(40)	—	—	—	—	—	—
Amortization of unrecognized net loss	6	(2)	4	—	—	—	—	—	—
Settlement losses	1	(1)	—	4	(2)	2	2	(1)	1
Total reclassifications included in net income (loss)	(57)	21	(36)	4	(2)	2	2	(1)	1
Adjustments for pension and other post-employment benefits	$160	$(60)	100	$14	$(5)	9	$(64)	$24	(40)
Total comprehensive income (loss)			$323			$(762)			$(236)

The following table sets forth the balance of the Company’s accumulated other comprehensive income (loss).  All balances included in accumulated other comprehensive income (loss) are related to pension and other post-employment benefits.

	Gross	Taxes	Net
	(in millions)
Accumulated other comprehensive (loss) — December 31, 2010	$(64)	$24	$(40)
Adjustments to pension and other post-employment benefits, net of amortization and settlement losses	14	(5)	9
Accumulated other comprehensive (loss) — December 31, 2011	$(50)	$19	$(31)
Adjustment for plan amendments for other post-employment benefits, net of amortization	193	(72)	121
Adjustments to pension and other post-employment benefits, net of amortization and settlement losses	(33)	12	(21)
Accumulated other comprehensive income — December 31, 2012	$110	$(41)	$69

Cash Flow

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Cash paid
Income taxes, net of amounts refunded	$90	$143	$(92)
Interest, net	170	226	278

During 2010, the Company received a federal income tax refund of $94 million.

Interest payments on our senior secured term loans were $174 million, $233 million and $289 million for the years ended December 31, 2012, 2011 and 2010, respectively.  These lower interest payments were the result of principal payments which lowered our senior secured term loans balance.

Severance Benefits

The Company maintains ongoing severance plans for both management and non-management employees, which provide benefits to employees that are terminated. The costs for these plans are accounted for under applicable accounting guidance for post-employment benefits. The Company accrues for severance benefits based on the terms of its severance plans. The accruals are also based on the history of actual severances and expectations for future severances.

The following table provides an analysis of the Company’s severance liability.

Year	Beginning Balance at January 1	Charged to Expense	Payments	Ending Balance at December 31
	(in millions)
2012	$4	2	(3)	$3
2011	$10	13	(19)	$4
2010	$7	11	(8)	$10

The 2010 expense includes severance benefits costs of $5 million associated with the termination of certain executives, including our former chief executive officer, which were paid in 2011 and 2010.

Restructuring

The Company did not incur any restructuring costs in the years ended December 31, 2012 and 2011.  During the year ended December 31, 2010, the Company incurred restructuring costs of $4 million, primarily associated with severance benefits.  The Company made payments of $3 million and $5 million in the years ended December 31, 2011 and 2010, respectively, primarily associated with severance benefits.

Note 5  Property, Plant and Equipment

The following table sets forth the details of the Company’s property, plant and equipment as of December 31, 2012 and 2011:

	At December 31,
	2012	2011
	(in millions)
Land, buildings and building improvements	$16	$42
Leasehold improvements	9	9
Computer and data processing equipment	69	71
Furniture and fixtures	4	4
Other	1	1
Property, plant and equipment	99	127
Less accumulated depreciation	70	53
Total	$29	$74

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $26 million, $29 million and $29 million, respectively.

During the three months ended December 31, 2012, the Company entered into an agreement to sell its land and building in Los Alamitos, CA for $21 million, subject to due diligence by the purchaser.  The sale is scheduled to close during 2013.  As such, the Company has reflected these assets as assets held for sale on the Company’s consolidated balance sheet.

Note 6  Debt Obligations

The following table sets forth the Company’s outstanding debt obligations as of December 31, 2012 and 2011:

			At December 31,
	Interest Rates	Maturity	2012	2011
			(in millions)
Senior secured term loans	ABR + 7.00%	2015	$1,442	$1,745
Less current maturities of long-term debt			—	4
Long-term debt			$1,442	$1,741

On December 31, 2009, the Company emerged from bankruptcy and entered into the Loan Agreement with certain financial institutions and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, providing for the issuance of $2,750 million of senior secured term loans, which were issued on December 31, 2009 in partial satisfaction of the amounts outstanding under the Company’s pre-petition senior secured credit facilities. The administrative agent and such financial institutions were the administrative agent and the lenders under the Company’s pre-petition senior secured credit facility.

Senior Secured Term Loan Agreement

The senior secured term loans bear interest at an annual rate equal to, at the Company’s option, either (i) the Alternate Base Rate (“ABR”) plus an Applicable Margin, or (ii) adjusted London Inter-Bank Offered Rate (“LIBOR”) plus an Applicable Margin. The Applicable Margin is 7.0% for loans with interest rates determined by reference to the ABR and 8.0% for loans with interest rates determined by reference to adjusted LIBOR.  The senior secured term loans have a floor interest rate of 4.0% in the case of ABR and 3.0% in the case of LIBOR.  As long as interest rates remain at or below 4.0% for ABR and 3.0% for LIBOR, which is currently the case, our effective interest rate will be 11.0%.

All of the Company’s present and future domestic subsidiaries (other than certain insignificant subsidiaries) are guarantors under the Loan Agreement.  In addition, the obligations under the Loan Agreement are secured by a lien on substantially all of the Company’s and its domestic subsidiaries’ tangible and intangible assets, including a mortgage on certain real property.

Loan Agreement Amendments

On December 13, 2010, the Company entered into the First Amendment to the Loan Agreement. The terms of the First Amendment allowed a one-time repurchase and retirement of debt below par.  Pursuant to the First Amendment, on December 23, 2010, the Company paid $185 million to prepay senior secured term loans of $264 million at 70% of par.

On November 8, 2011, the Company entered into the Second Amendment to the Loan Agreement. The terms of the Second Amendment allow the Company, effective upon the execution of the amendment and until January 1, 2014, to repurchase and retire debt below par, subject to certain other requirements.  On December 14, 2011, the Company utilized $117 million in cash to prepay $235 million of the senior secured term loans at a rate of 49.75% of par.

On March 2, 2012, the Company utilized $31 million in cash to prepay $60 million of the senior secured term loans at a rate of 52% of par.  Additionally, on May 5, 2012, the Company utilized $33 million in cash to prepay $56 million of the senior secured term loans at a rate of 59% of par.

As a condition of and contingent upon the proposed merger with Dex One, the Company has negotiated with its lenders amendments to extend the maturity of the senior secured term loans by one year from December 31, 2015 to December 31, 2016 as well as to modify certain other provisions, including an increase to the interest rate to a floor of 11.6%.  If approved, the prepackaged plan will effect the transactions contemplated by the Merger Agreement, including the financing amendments.  For additional information related to the pending merger and conditions to complete the transaction, see Note 2.

Debt Covenants

The Loan Agreement requires the Company to meet minimum financial requirements, including that the Company maintain a consolidated leverage ratio, defined as total debt divided by earnings before interest, taxes, depreciation, amortization and other allowed Loan Agreement adjustments, as of the last day of each fiscal quarter, not to exceed 7.5 to 1.0 beginning January 1, 2011, and that the Company maintain an interest coverage ratio, defined as earnings before interest, taxes, depreciation, amortization and other allowed adjustments in the Loan Agreement, divided by cash interest paid, at the end of each fiscal quarter, of at least

1.1 to 1.0 beginning January 1, 2011.  The Loan Agreement also includes covenants that restrict the Company’s and its restricted subsidiaries’ ability to incur additional debt, pay dividends and other distributions, create liens, merge, liquidate or consolidate, make investments and acquisitions, sell assets, enter into sale and leaseback transactions and swap agreements, and enter into agreements with affiliates.

The Loan Agreement contains customary events of default, including without limitation, defaults on payments of the senior secured term loans and all other obligations under the Loan Agreement and related loan documents (the “Obligations”), defaults on payments of other material indebtedness, breaches of representations and warranties in any material respect, covenant defaults, events of bankruptcy and insolvency, rendering of material judgments, the occurrence of certain Employee Retirement Income Security Act defaults, failure of any guarantee of the Obligations to be in full force, invalidity of the liens securing the Obligations, change in control of the Company, or material breach of material agreements that has a material adverse effect.

As of December 31, 2012, the Company is in compliance with all of the covenants of its Loan Agreement.

As discussed in Note 2, the Mergers will be effected through a voluntary prepackaged plan under chapter 11 of the Bankruptcy Code.  A greater than two-thirds majority of the Company’s lenders have executed the support agreement which provides for lender support of the prepackaged plan such that the lenders have waived any default under the Company’s Loan Agreement triggered by the bankruptcy filing.  Therefore, the Company has classified its debt obligation as non-current at December 31, 2012.

Maturity and Debt Repayments

The Company has a mandatory debt principal payment due after each fiscal quarter prior to the December 31, 2015 maturity date on the outstanding senior secured term loans in an aggregate amount equal to 67.5% of the amount of any increase in the Company’s Available Cash, as defined in the Loan Agreement. The Company has the right to make early payments at par on the senior secured term loans in whole or in part, from time to time, without premium or penalty, subject to specified requirements as to size and manner of payments.  Additionally, the Company can make below par voluntary prepayments on the senior secured term loans, subject to the terms and conditions of the Second Amendment to the Loan Agreement.

For the year ended December 31, 2012, the Company made cash debt payments of $251 million, which reduced the Company’s debt obligations by $303 million.  On March 2, 2012, the Company utilized $31 million in cash to prepay $60 million of the senior secured term loans at a rate of 52% of par.  This transaction resulted in the Company recording a $28 million non-taxable gain ($29 million gain offset by $1 million in administrative fees).  On May 5, 2012, the Company utilized $33 million in cash to prepay $56 million of the senior secured term loans at a rate of 59% of par.  This transaction resulted in the Company recording a $23 million non-taxable gain ($23 million gain offset by less than $1 million in administrative fees).  These below par payment transactions were recorded as gains on early extinguishment of debt on the Company’s consolidated statement of comprehensive income (loss).  During 2012, the Company also made principal payments, at par, of $187 million.

For the year ended December 31, 2011, the Company made cash debt payments of $308 million, which reduced the Company’s debt obligations by $426 million.  On December 14, 2011, the Company utilized $117 million in cash to prepay $235 million of the senior secured term loans at a rate of 49.75% of par.  This transaction resulted in the Company recording a $116 million non-taxable gain ($118 million gain offset by $2 million in administrative fees), which was recorded as gains on early extinguishment of debt on the Company’s consolidated statement of comprehensive income (loss). During, 2011, the Company also made principal payments, at par, of $191 million.

For the year ended December 31, 2010, the Company made cash debt payments of $500 million, which reduced the Company’s debt obligations by $579 million. On December 23, 2010, the Company paid $185 million to prepay senior secured term loans of $264 million at 70% of par. This transaction resulted in the Company recording a $76 million non-taxable gain ($79 million gain offset by $3 million in administrative fees), which was recorded as gains on early extinguishment of debt on the Company’s consolidated statement of comprehensive income (loss). During 2010, the Company also made principal payments, at par, of $315 million.

Note 7 Employee Benefits

Pension

The Company provides pension benefits to many of its employees.  The Company’s pension plans are non-contributory defined benefit pension plans. The pension plans include the SuperMedia

Pension Plan for Management Employees and the SuperMedia Pension Plan for Collectively Bargained Employees.  The assets of the two plans are held in a master trust.  The Company also maintains a non-qualified pension plan for certain employees.

Participants in the management pension plan no longer earn pension benefits.  In addition, new management employees hired after December 31, 2005 are not eligible for pension benefits.  Certain participants in the Company’s collective bargaining units no longer earn pension benefits effective December 31, 2012.  Pension assets held in trust and recorded on the Company’s consolidated balance sheet as of December 31, 2012 are valued in accordance with applicable accounting guidance on fair value measurements.

The measurement date for the Company’s pension plans is December 31.

Other Post-Employment Benefits

The Company provides other post-employment benefits (“OPEB”) to select employees.  The Company’s OPEB includes post-employment health care and life insurance plans for the Company’s retirees and their dependents that are both contributory and noncontributory and include a limit on the Company’s share of cost for recent and future retirees. The measurement date for the Company’s post-employment health care and life insurance plans is December 31.

On June 25, 2012, the Company amended its other post-employment benefit plans.  The changes limit and/or eliminate company subsidies associated with other post-employment benefits including medical, prescription drug, dental and life insurance coverage for retirees, certain employees, and their respective dependents effective September 1, 2012.  Certain retirees will continue to receive a reduced company subsidy through December 31, 2013.  In addition, the June 25, 2012 plan amendments resulted in a pretax reduction of $262 million to employee benefit obligations and an after-tax deferred gain to accumulated other comprehensive income of $164 million.  In the three months ended September 30, 2012, the Company recorded a pretax adjustment associated with the plan amendments of $5 million resulting in a cumulative reduction of $257 million to employee benefit obligations and an after-tax deferred gain to accumulated other comprehensive income of $161 million on the Company’s consolidated balance sheet. The accumulated other comprehensive income associated with OPEB will be amortized over the periods prescribed by ASC 715-60  “Compensation - Retirement Benefits, Defined Benefit Plans - Other Postretirement” .  The amortization associated with the deferred gain during 2012 was a credit to expense of $64 million recorded as part of general and administrative expense in the Company’s consolidated statement of comprehensive income (loss).

Components of Net Periodic Cost (Income)

The net periodic cost (income) of the pension plans and post-employment health care and life are:

	Pension			Health Care and Life
	Years Ended December 31,			Years Ended December 31,
	2012	2011	2010	2012	2011	2010
	(in millions)
Service cost	$3	$3	$3	$1	$1	$1
Interest cost	22	26	28	7	16	15
Expected return on assets	(38)	(36)	(39)	—	—	—
Actuarial loss, net	—	—	—	6	—	—
Prior service cost	—	—	—	(64)	—	—
Settlement losses	1	4	2	—	—	—
Net periodic cost (income)	$(12)	$(3)	$(6)	$(50)	$17	$16

For the years ended December 31, 2012, 2011 and 2010, the Company recorded pension settlement losses of $1 million, $4 million and $2 million, respectively, related to employees that received lump-sum distributions. These charges were recorded in accordance with applicable accounting guidance for settlements associated with defined benefit pension plans, which requires that settlement gains and losses be recorded once prescribed payment thresholds have been reached.

The following table shows the weighted-average assumptions used for determining net periodic benefit expense (income):

	Pension			Health Care and Life
	Years Ended December 31,			Years Ended December 31,
	2012	2011	2010	2012	2011	2010
Discount rate	4.80%	5.55%	6.00%	4.81%	5.56%	6.00%
Expected return on plan assets	7.00%	7.50%	7.50%	—	—	—
Rate of compensation increase	3.50%	4.00%	4.00%	3.50%	4.00%	4.00%
Initial trend rate	—	—	—	7.50%	8.00%	6.50%
Ultimate trend rate	—	—	—	5.00%	5.00%	5.00%
Year attained	—	—	—	2017	2017	2013

The following tables summarize the benefit obligations, plan assets and funded status associated with pension and postretirement health care and life insurance benefit plans for 2012 and 2011:

	Pension		Health Care and Life
	2012	2011	2012	2011
	(in millions)
Change in Benefit Obligations:
At January 1	$523	$523	$316	$297
Service cost	3	3	1	1
Interest cost	22	26	7	16
Plan amendments	—	—	(257)	—
Actuarial loss (gain), net	54	60	(17)	26
Benefits paid	(76)	(89)	(20)	(24)
Benefit obligations at December 31	$526	$523	$30	$316

Change in Plan Assets:
At January 1	$575	$530	$—	$—
Plan Contributions	9	—	—	—
Actual return on plan assets	34	133	—	—
Benefits paid	(75)	(88)	—	—
Plan assets at December 31	$543	$575	$—	$—

Funded Status at December 31 (plan assets less benefit obligations)	$17	$52	$(30)	$(316)

The accumulated benefit obligation for all defined benefit pension plans was $523 million and $519 million as of December 31, 2012 and 2011, respectively.

Payments made out of plan assets exclude non-qualified pension plan payments of $1 million for both the years ended December 31, 2012, and 2011, respectively.

During the year ended December 31, 2012, the Company made cash contributions of $9 million to a qualified pension plan as required under pension accounting guidelines.  The Company did not make any cash contributions to its qualified pension plans during the year ended December 31, 2011.

The following table sets forth the amounts recognized in the Company’s consolidated balance sheets at December 31:

	Pension		Health Care and Life
	2012	2011	2012	2011
	(in millions)
Non-current assets	$56	$75	$—	$—
Current liabilities	(1)	—	(15)	(24)
Non-current liabilities	(38)	(23)	(15)	(292)
Net asset/(liability) at December 31	$17	$52	$(30)	$(316)

The unrecognized net actuarial losses and unrecognized prior service costs credits recognized in accumulated other comprehensive income (loss), (pre-tax), are as follows:

	Pension		Health Care and Life
	2012	2011	2012	2011
	(in millions)
Unrecognized actuarial (loss), net	$(58)	$(2)	$(25)	$(48)
Unrecognized prior service costs credits	—	—	193	—

The unrecognized actuarial (loss) and plan amendment credit related to the post-employment benefits plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost (income) over the next fiscal year is estimated to be $14 million and ($129) million, respectively.

The unrecognized actuarial (loss) related to pension plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost (income) over the next fiscal year is estimated to be less than $1 million.

The following table sets forth the weighted-average assumptions used for determining the benefit obligations at December 31:

	Pension		Health Care and Life
	2012	2011	2012	2011
Discount rate	3.95%	4.80%	4.18%	4.81%
Rate of compensation increase	3.50%	3.50%	3.50%	4.00%
Initial trend rate pre-Medicare	—	—	8.25%	7.50%
Initial trend rate Medicare	—	—	7.25%	7.50%
Ultimate trend rate	—	—	5.00%	5.00%
Year attained	—	—	2020	2017

The discount rate reflects the current rate at which the projected benefit obligations could be effectively settled or paid out to participants at the end of the year.  We determine our discount rate based on a range of factors, including a yield curve comprised of the rates of return on several hundred high-quality, fixed-income corporate bonds available on the measurement date for the related expected duration for the obligations, prepared by an independent third party.

Health Care Trend Impact — One Percentage Point:

Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	Increase	Decrease
	(in millions)
Effect on total service and interest cost for 2012	$1	$—
Effect on December 31, 2012, post-employment benefit obligation	1	(1)

Cash Flows

During the year ended December 31, 2012, the Company made cash contributions of $9 million to a qualified pension plan as required under pension accounting guidelines.  In 2013, Company does not anticipate making any cash contributions to its qualified pension plans.

Identified below are amounts associated with the pension plans that have an accumulated benefit obligation greater than plan assets as of December 31:

	2012	2011
	(in millions)
Accumulated benefit obligation	$204	$198
Projected benefit obligation	208	201
Plan assets	169	178

The following table sets forth the expected future benefit payments:

	Pension	Healthcare and Life
	(in millions)
2013	$37	$14
2014	36	1
2015	36	1
2016	35	1
2017	34	1
2018 to 2022	158	4

Pension Plan Assets

The Company’s pension plan portfolio is continuously reviewed and the asset allocation revised to optimize returns and to address the liquidity needs of our pension liability.  The changes from year to year in the fair value of each asset type reflects the rebalancing of our asset portfolio and the returns on each asset type. We believe using the return potential of a diversified hedge fund portfolio minimizes the net funding risk of our pension liabilities.

The fair values of the Company’s pension plan assets as of December 31, 2012 by asset category are as follows:

	Total	Level 1 (quoted prices in active markets)	Level 2 (significant observable input)	Level 3 (significant unobservable inputs)
	(in millions)
Cash and cash equivalents	$5	$5	$—	$—
Interest rate swaps, net	3	—	3	—
Fixed income securities
U.S. treasuries	234	—	234	—
Corporate bonds	9	—	9	—
Hedge funds
Directional	148	—	—	148
Relative value	105	—	—	105
Event driven	26	—	—	26
Other	13	—	—	13
Total	$543	$5	$246	$292

The fair values of the Company’s pension plan assets as of December 31, 2011 by asset category are as follows:

	Total	Level 1 (quoted prices in active markets)	Level 2 (significant observable input)	Level 3 (significant unobservable inputs)
	(in millions)
Cash and cash equivalents	$3	$3	$—	$—
Interest rate swaps, net	19	—	19	—
Fixed income securities
U.S. treasuries	274	—	274	—
Corporate bonds	15	—	15	—
Hedge funds
Directional	102	—	—	102
Relative value	112	—	—	112
Event driven	29	—	—	29
Other	21	—	—	21
Total	$575	$3	$308	$264

The Company uses net asset value (“NAV”) to determine the fair value of all the underlying investments which do not have a readily determinable value, and either have the attributes of an investment company or prepare their financial statements consistent with the measurement principles of an investment company. As of December 31, 2012, the Company used NAV to value its hedge fund investments (Level 3 investments). These Level 3 investments do not have readily available market values.  These estimated fair values may differ significantly from the values that would have been used had a ready market for these investments existed. The Company has no unfunded commitments to these investments. For hedge funds, the Company has redemption rights with respect to its investments that range up to three years.

The following table sets forth the change in fair value of Level 3 investments:

Hedge Fund Portfolio
(in millions)
Beginning Balance at January 1, 2011	$288
Return on plan assets	5
Purchases and sales	(29)
Transfers in and/or out of Level 3	—
Ending Balance as of December 31, 2011	$264
Return on plan assets	28
Purchases and sales	—
Transfers in and/or out of Level 3	—
Ending Balance at December 31, 2012	$292

The asset allocation percentages for the pension plans by asset category as of December 31, 2012 and 2011 are as follows:

	2012	2011
Cash and cash equivalents	1.6%	3.7%
Interest rate swaps	—	0.2
Fixed income securities	44.7	50.2
Hedge funds	53.7	45.9
Total	100.0%	100.0%

The Company’s pension plan asset portfolio consists of cash and cash equivalents, interest rate swaps, fixed income securities and hedge funds. The interest rate swaps portfolio helps to reduce and/or mitigate interest rate risk. Interest rate swaps are valued by using external pricing sources using quoted inputs on the valuation date, such as specific yield curves and volatility quotes and are presented net of collateral. The fixed income securities portfolio is comprised of investment grade corporate bonds and government bonds/investments that are intended to protect the invested principal while paying out a regular income. Hedge funds use complex investment strategies such as long, short and derivative positions in both domestic and international markets.  The Company’s targeted investment in hedge funds is 45% to 55% and for investments in fixed income securities is 40% to 55%.  The remaining assets are invested in interest rate swaps, cash and cash equivalents.

Hedge Fund Investments

Our hedge fund investments are made through limited partnership interests in various hedge funds that employ different trading strategies. Below are the categories and strategies followed by our hedge funds. As of December 31, 2012, no single hedge fund made up more that 2.3% of total pension assets.

Directional

A directional strategy entails taking a net long or short position in a market, requiring forecasting the movement of the market.

Macro — These funds are leveraged investments on anticipated price movements of stock markets, interest rates, foreign exchange and physical commodities.

Equity long/short opportunistic — These funds consist of a core holding of long equities hedged at all times with short sales of stocks and/or stock index options.

Other directional — These funds are invested in a broad group of directional strategies, often with little hedging.

Relative value

This strategy is intended to take advantage of mispricing between two related and often correlated securities.

Statistical arbitrage — The funds in this strategy profit from temporary pricing discrepancies between related securities. The discrepancies offer an opportunity to take a long position on the cheaper security and to short the more expensive one in an attempt to profit as the prices of the two revert to their norm, or mean.

Equity long/short high hedge — These funds seek to profit from pricing inefficiencies between related equity securities, minimizing exposure to market risk by combining long and short positions.

Event driven

This strategy uses different investment approaches to profit from reaction to various events.

Distressed — These funds invest in, and may sell short, the securities of companies where the security’s price has been, or is expected to be, affected by a distressed situation such as a bankruptcy or corporate restructuring.

Event driven credit — These funds invest in debt securities created by significant transactional events such as spin-offs, mergers and acquisitions, bankruptcy reorganizations and recapitalizations.

Restructuring and value — These funds invest in restructuring companies that are undergoing significant corporate events such as spin-offs, recapitalizations, litigation events, strategic realignment and other major changes. It also includes “value” investments in securities that are believed to be underpriced relative to their intrinsic or fundamental value or which are expected to appreciate in value if circumstances change or an anticipated event occurs.

Other

These funds have been committed to various fund managers and will be invested in subsequent periods.

Expected Rate of Return for Pension Assets

The expected rate of return for the pension assets represents the average rate of return to be earned on plan assets over the period the benefits are expected to be paid. The expected rate of return on the plan is developed from the expected future return on each asset class, weighted by the expected allocation of pension assets to that asset class. Historical performance is considered for the types of assets in which the plan invests. Independent market forecasts and economic and capital market considerations are also utilized. We have estimated the rate of return on the plan assets at 6.0% for 2013 compared to 7.0% and 7.5% used in 2012 and 2011, respectively. The actual rate of return on assets during 2012 was 6.83% and 28.7% in 2011.

Savings Plans

The Company sponsors a defined contribution savings plan to provide opportunities for eligible employees to save for retirement on a tax-deferred basis. Substantially all of the Company’s employees are eligible to participate in this plan. Under the plan, a certain percentage of eligible employee contributions are matched with Company cash allocated to the participants’ current investment elections. The Company recognizes savings plan expenses based on its matching obligation attributable to participating employees. The Company recorded total savings plan expenses for the years ended December 31, 2012, 2011 and 2010 of $7 million, $8 million and $20 million, respectively.  During 2011, the Company reduced its savings plan match benefit to certain eligible employees.

Note 8  Stock-Based Compensation

The 2009 Long-Term Incentive Plan (“2009 Plan”) provides for several forms of incentive awards to be granted to designated eligible employees, non-management directors, consultants and independent contractors providing services to the Company. The maximum number of shares of SuperMedia common stock authorized for issuance under the 2009 Plan is 1,500,000.  During 2012, 2011 and 2010, the Company granted equity awards under the 2009 Plan to certain employees and to certain of our non-management directors.

Restricted Stock

The 2009 Plan provides for grants of restricted stock.  These awards are classified as equity awards based on the criteria established by the applicable accounting rules for stock-based compensation. The fair value of the restricted stock awards was determined based on the price of SuperMedia common stock on the date of grant.

During 2010 and 2012, certain employees were granted restricted stock awards that vest over three years in equal installments on the first, second and third anniversaries of the grant date.  All unvested shares of restricted stock will immediately terminate upon the employee’s termination of employment with the Company for any reason on or before the third anniversary date of the award, except that the Compensation Committee of the Board of Directors, at its sole option and election, may permit the unvested shares not to terminate if the employee is terminated without cause.  If a change in control occurs on or before the third anniversary of the grant date, all unvested shares of restricted stock will immediately vest.  Grant award recipients would receive all regular cash dividends if the Company were to declare dividends.

During 2010, grants of 79,000 shares of restricted stock provided to the Company’s former chief executive officer were not subject to the above restrictions and vested as a result of his resignation.  The remaining shares granted to the former chief executive officer and certain other executives were subject to the above restriction and were forfeited as a result of their terminations.

During 2011 and 2012, certain non-management directors were granted restricted stock awards that vest one year after the grant date.  All unvested shares of restricted stock will immediately terminate if a non-management director ceases to be a member of the board of directors of the Company on or before the vesting date.  If a change in control occurs on or before the vesting date, all unvested shares of restricted stock will immediately vest.  Grant award recipients would receive all regular cash dividends if the Company were to declare dividends.

A portion of the cost related to these restricted stock awards was included in the Company’s compensation expense for the years ended December 31, 2012, 2011 and 2010.

Changes in the Company’s outstanding restricted stock awards were as follows:

	Restricted Stock Awards	Weighted-Average Grant-Date Fair Value
Outstanding restricted stock at January 1, 2010	—	$—
Granted	666,483	30.88
Vested	(93,912)	37.54
Forfeitures	(144,704)	37.98
Outstanding restricted stock at December 31, 2010	427,867	27.01
Granted	63,488	8.82
Vested	(139,322)	26.83
Forfeitures	(42,364)	37.63
Outstanding restricted stock at December 31, 2011	309,669	21.91
Granted	225,648	2.84
Vested	(185,986)	19.63
Forfeitures	(26,458)	14.96
Outstanding restricted stock at December 31, 2012	322,873	10.47

Restricted Stock Units

The 2009 Plan provides for grants of restricted stock units (“RSUs”) that can be settled in cash, shares of SuperMedia common stock or a combination thereof. These awards are classified as either liability or equity awards based on the criteria established by the applicable accounting rules for stock-based compensation.

During 2010, certain non-management directors were granted RSU awards that vest over three years in equal installments of one-third on the first, second and third anniversaries of the grant date. If a director ceases to be a member of the board of directors of the Company on or before the third anniversary date of the award, the RSUs will vest on a prorated basis by dividing the number of days commencing on the anniversary vesting date or date of award, as applicable, and ending on the date of separation from service by, (i) 1,095 days if the date of separation from service occurs prior to the first anniversary date of the award, (ii) 730 days if the date of separation from service occurs after the first anniversary date of the award but before the second anniversary date of the award, and (iii) 365 days if the date of separation from service occurs after the second anniversary date of the award but before the third anniversary date of the award, and the number of RSUs remaining will immediately terminate. If a change in control occurs on or before the third anniversary date of the award, all unvested shares of restricted stock units will immediately vest.

During 2011, certain employees were granted RSU awards that vest over three years in equal installments of one-third on the first, second and third anniversaries of the grant date. All unvested RSUs will immediately terminate upon the employee’s termination of employment with the Company for any reason on or before the third anniversary date of the award, except that the Compensation Committee of the Board of Directors, at its sole option and election, may permit the unvested RSUs not to terminate if the employee is terminated without cause. If a change in control occurs on or before the third anniversary date of the award, all unvested shares of restricted stock units will immediately vest.

The fair value of the RSUs was determined based on the price of SuperMedia common stock on the date of grant. The RSUs are settled in stock, and therefore, classified as an equity award. No dividends are payable on the RSUs. However, dividend equivalents, equal to the amount of the dividend that would have been paid on an equivalent number of shares of SuperMedia common stock, are granted in the form of additional RSUs. The dividend equivalent RSUs are subject to the same vesting, forfeiture and other terms and conditions applicable to the RSUs.

A portion of the costs of these restricted stock unit awards was included in the Company’s compensation expense for the years ended December 31, 2012, 2011 and 2010.

Changes in the Company’s outstanding restricted stock units were as follows:

	Restricted Stock Units	Weighted- Average Fair Value
Outstanding RSUs at January 1, 2010	—	$—
Granted	12,093	33.09
Dividend equivalents	—	—
Payments	—	—
Forfeitures	—	—
Outstanding RSUs at December 31, 2010	12,093	33.09
Granted	67,500	7.47
Dividend equivalents	—	—
Payments	—	—
Forfeitures	—	—
Outstanding RSUs at December 31, 2011	79,593	11.36
Granted	—	—
Dividend equivalents	—	—
Payments	(23,465)	8.73
Forfeitures	(352)	37.98
Outstanding RSUs at December 31, 2012	55,776	12.31

Stock Options

The 2009 Plan provides for grants of stock options. These awards are classified as equity awards based on the criteria established by the applicable accounting rules for stock-based compensation.

During 2010, the Company granted a stock option award that vests over three years in equal installments of one-third on the first, second and third anniversaries of the grant date and has a ten year term from the date of grant.

During 2011, certain employees were granted stock option awards that vest over three years in equal installments of one-third on the first, second and third anniversaries of the grant date and have a ten year term from the date of grant.

A stock option holder may pay the option exercise price in cash by delivering unrestricted shares to the Company having a value at the time of exercise equal to the exercise price, by a cashless broker-assisted exercise, by a combination of these methods or by any other method approved by the Compensation Committee of the Company’s Board of Directors. Options may not be re-priced without the approval of the Company’s stockholders.

The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model.  The model incorporates assumptions regarding inputs as follows:

• Expected volatility is a blend of the historical volatility of SuperMedia common stock over its history and the historical volatility of thirteen of SuperMedia’s peers;

• Expected life is calculated based on the average life of the remaining vesting term and the remaining contractual life of each award; and

• The risk-free interest rate is determined using the U.S. Treasury zero-coupon issue with a remaining term equal to the expected life of the option.

Weighted average option fair values and assumptions for the period specified are disclosed in the following table:

	Year Ended	Year Ended	Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010

Weighted average fair value of grants	—	$5.08	$4.19
Dividend yield	—	0.0%	0.0%
Volatility	—	63.8%	61.2%
Risk-free interest rate	—	2.5%	2.3%
Expected life (in years)	—	6.0	6.0

There were no stock options granted during the year ended December 31, 2012.

A portion of the cost related to these stock option awards was included in the Company’s compensation expense for the years ended December 31, 2012, 2011 and 2010.

Changes in the Company’s outstanding stock option awards were as follows:

	Number of Stock Option Awards	Weighted- Average Exercise price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (per share)
Outstanding stock option awards at January 1, 2010	—	$—	—	$—
Granted	150,000	7.25	10.00	0.00
Exercises	—	—	—	—
Forfeitures/expirations	—	—	—	—
Outstanding stock option awards at December 31, 2010	150,000	7.25	9.94	1.46
Granted	215,919	8.50	10.00	0.00
Exercises	—	—	—	—
Forfeitures/expirations	(23,000)	8.82	9.15	0.00
Outstanding stock option awards at December 31, 2011	342,919	7.93	9.06	0.00
Granted	—	—	—	—
Exercises	—	—	—	—
Forfeitures/expirations	(10,346)	8.38	8.20	0.00
Outstanding stock option awards at December 31, 2012	332,573	7.92	8.06	0.00

Stock-Based Compensation Expense

Compensation expense recognized related to stock-based compensation for the years ended December 31, 2012, 2011 and 2010 was $4 million, $4 million and $6 million, respectively.  Stock-based compensation is recorded as part of general and administrative expense on the Company’s consolidated statements of comprehensive income (loss).

As of December 31, 2012, unrecognized compensation expense related to the unvested portion of the Company’s restricted stock and restricted stock unit awards was approximately $2 million and is expected to be recognized over a weighted-average period of approximately one year.

Note 9  Leasing Arrangements

The Company leases certain facilities and equipment for use in operations under operating leases. Total net rent expense under operating leases for the years ended December 31, 2012, 2011 and 2010 was $16 million, $25 million and $22 million, respectively.

The Company’s aggregate minimum net rental commitments under non-cancelable leases at December 31, 2012, are shown for the periods below:

Operating Leases
(in millions)
2013	$15
2014	11
2015	9
2016	7
2017	7
Thereafter	5
Total minimum rental commitments	$54

Note 10  Reorganization Items

Reorganization items represent charges that are directly associated with the process of reorganizing the business under Chapter 11 of the Bankruptcy Code, and include certain expenses, realized gains and losses, and provisions for losses resulting from the reorganization. Reorganization items include provisions and adjustments to record the carrying value of certain pre-petition liabilities at their estimated allowable claim amounts, as well as professional advisory fees and other costs incurred as a result of our bankruptcy proceedings.

During the years ended December 31, 2012, 2011 and 2010, the Company recorded reorganization items resulting in expenses of $1 million, $2 million and $5 million, respectively, primarily consisting of professional fees directly associated with our Chapter 11 reorganization.  Cash paid for reorganization items for the years ended December 31, 2012, 2011 and 2010 was $1 million, $6 million and $27 million, respectively.

Note 11 Income Taxes

The components of the Company’s provision (benefit) for income taxes are as follows:

	Years Ended December 31,
	(in millions)
	2012	2011	2010
Current
Federal	$104	$39	$100
State and local	16	6	18
	120	45	118
Deferred
Federal	(21)	14	(200)
State and local	(2)	3	(25)
	(23)	17	(225)
Total provision (benefit) for income taxes	$97	$62	$(107)

The following table shows the principal reasons for the difference between the effective income tax rate and the statutory federal income tax rate:

	Years Ended December 31,
	2012	2011	2010
Statutory federal income tax rate	35.0%	35.0%	35.0%
Goodwill impairment	—	(48.7)	—
Cancellation of indebtedness income	(5.5)	5.8	—
Permanent differences, net	(2.7)	0.4	2.5
State and local income tax, net of federal tax benefits	2.4	(0.8)	1.7
Changes in tax law	—	—	(2.5)
Changes in uncertain tax positions, net	1.0	(0.3)	(0.9)
Other, net	0.1	(0.1)	(0.5)
Effective income tax rate	30.3%	(8.7)%	35.3%

The effective tax rate for 2012 is primarily impacted by non-taxable cancellation of indebtedness income (“CODI”) related to the Company’s below par debt repurchases. Generally, the discharge of a debt obligation for an amount less than its adjusted issue price creates CODI, which must be included in the Company’s taxable income; however, provisions of the Internal Revenue Code allowed the Company to permanently exclude this CODI from taxation.

The significant decrease in the 2011 effective tax rate is primarily due to the impact of the large non-deductible component of the goodwill impairment charge. The Company could only realize a $6 million tax benefit related to the small deductible component of the goodwill impairment charge. The prior year effective tax rate was also impacted by the non-taxable CODI generated with the Company’s below par debt repurchase.

Our 2010 effective income tax rate was impacted by certain changes in tax law. On March 23, 2010 the Patient Protection and Affordable Care Act was signed into law, which was amended on March 30, 2010 by the Health Care and Education Reconciliation Act of 2010.  These Acts include provisions that eliminate a future tax deduction related to Medicare Part D subsidies received on or after January 1, 2013.  This change in tax law required the Company in March 2010 to record a non-cash income tax charge of $7 million to reduce the associated deferred tax asset.

Deferred Taxes

Deferred taxes arise because of differences in the book and tax basis of certain assets and liabilities. Significant components of deferred income tax assets and liabilities are shown in the following table:

	At December 31,
	2012	2011
	(in millions)
Deferred income tax assets:
Employee benefits	$40	$136
Uncollectible accounts receivable	13	20
Contingent liabilities	13	10
Unrecognized tax benefits	7	5
Professional fees and claims relating to bankruptcy	4	5
Gross deferred income tax assets	77	176
Deferred income tax liabilities:
Fixed assets and intangibles	(89)	(142)
Deferred directory and commission costs	(44)	(53)
Gain on debt retirement	(28)	(28)
Gross deferred income tax liabilities	(161)	(223)
Net deferred income taxes	$(84)	$(47)
Amounts included in consolidated balance sheets, net:
Current deferred tax (liabilities)	$(3)	$(4)
Non-current deferred tax (liabilities)	(81)	(43)
	$(84)	$(47)

No valuation allowance was recorded in 2012 and 2011 because the Company believes that based on all available evidence, it is more likely than not that the gross deferred tax assets will be realized.

The Company files its income tax returns with federal and various state jurisdictions within the United States. As a result of the Predecessor Company bankruptcy proceedings, the Company is no longer subject to federal, state and local assessments by tax authorities for years before 2009. The Company does not have any significant federal, state or local examinations in process.

Unrecognized Tax Benefits

The Company records unrecognized tax benefits for the estimated risk associated with tax positions taken on tax returns. The following table shows changes to unrecognized tax benefits in 2012 and 2011:

	2012	2011
	(in millions)
Unrecognized tax benefits at January 1	$39	$37
Gross increases — tax positions in prior period	5	2
Gross decreases — tax positions in prior period	—	—
Gross increases — tax positions in current period	—	—
Settlements	—	—
Lapse of statute of limitations	—	—
Unrecognized tax benefits at December 31	$44	$39

The majority of unrecognized tax benefits including interest accruals, if recognized, would impact the effective tax rate.

The Company recorded interest and penalties related to unrecognized tax benefits as part of provision (benefit) for income taxes on the Company’s consolidated statements of comprehensive income (loss). During the tax years 2012, 2011 and 2010, the Company recognized approximately $2 million, $1 million and $1 million in interest expense, net, respectively, on the Company’s consolidated statements of comprehensive income (loss). Unrecognized tax benefits included $4 million and $2 million of accrued interest at December 31, 2012 and 2011, respectively.

It is reasonably possible that the majority of unrecognized tax benefits could decrease within the next twelve months, due to expiration of the statute of limitations in various jurisdictions.

Note 12  Contingencies

Litigation

The Company is subject to various lawsuits and other claims in the normal course of business. In addition, from time to time, the Company receives communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which the Company operates.

The Company establishes reserves for the estimated losses on specific contingent liabilities, for regulatory and legal actions where the Company deems a loss to be probable and the amount of the loss can be reasonably estimated. In other instances, the Company is not able to make a reasonable estimate of liability because of the uncertainties related to the outcome or the amount or range of potential loss. The Company does not expect that the ultimate resolution of pending regulatory and legal matters in future periods, including the matters described below will have a material adverse effect on its statement of comprehensive income (loss).

On April 30, 2009, May 21, 2009, and June 5, 2009, three separate putative class action securities lawsuits were filed in the U.S. District Court for the Northern District of Texas, Dallas Division, against certain of the Company’s current and former officers (but not against the Company or its subsidiaries). The suits were filed by Jan Buettgen, John Heffner, and Alan Goldberg as three separate named plaintiffs on behalf of purchasers of the Company’s common stock between August 10, 2007 and March 31, 2009, inclusive. On May 22, 2009, a putative class action securities lawsuit was filed in the U.S. District Court for the Eastern District of Arkansas against two of the Company’s current officers (but not against the Company or its subsidiaries).  The suit was filed by Wade L. Jones on behalf of purchasers of the Company’s bonds between March 27, 2008 and March 30, 2009, inclusive.  On August 18, 2009, the Wade Jones case from Arkansas federal district court was transferred to be consolidated with the cases filed in Texas.  The complaints are virtually identical and generally allege that the defendants violated federal securities laws by issuing false and misleading statements regarding the Company’s financial performance and condition.  Specifically, the complaints allege violations by the defendants of Section 10(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), Rule 10b-5 under the Exchange Act and Section 20 of the Exchange Act.  The plaintiffs are seeking unspecified compensatory damages and reimbursement for litigation expenses.  Since the filing of the complaints, all four cases have been consolidated into one court in the Northern District of Texas and a lead plaintiff and lead plaintiffs’ attorney have been selected (“Buettgen” case).  On April 12, 2010, the Company filed a motion to dismiss the entire  Buettgen  complaint.  On August 11, 2010, in a one line order without an opinion, the court denied the Company’s motion to dismiss.  On May 19, 2011, the court granted the plaintiffs’ motion certifying a class.  Subsequently, the Fifth Circuit Court of Appeals denied the Company’s petition for an interlocutory appeal of the class certification order.  Discovery has commenced.  On September 24, 2012, the Company defendants filed a motion for summary judgment seeking a complete dismissal which was denied on February 20, 2013.  The Company awaits a trial setting in 2013. The Company plans to honor its indemnification obligations and vigorously defend the lawsuit on the defendants’ behalf.

On April 20, 2009, a lawsuit was filed in the district court of Tarrant County, Texas, against certain of the Company’s officers and directors (but not against the Company or its subsidiaries) on behalf of Jack B. Corwin as Trustee of The Jack B. Corwin Revocable Trust, and Charitable Remainder Stewardship Company of Nevada, and as Trustee of the Jack B. Corwin 2006 Charitable Remainder Unitrust (the “Corwin” case).  The  Corwin  case generally alleges that at various times in 2008 and 2009, the named Company officers and directors made false and misleading representations, or failed to state material facts, which made their statements misleading regarding the Company’s financial performance and condition.  The suit brings fraud and negligent misrepresentation claims and alleges violations of the Texas Securities Act and Section 27 of the Texas Business Commerce Code.  The plaintiffs seek unspecified compensatory damages, exemplary damages, and reimbursement for litigation expenses.  On June 3, 2009, the plaintiffs filed an amended complaint with the same allegations adding two additional Company directors as party defendants.  On June 10, 2010, the court in the  Buettgen  case granted the Company’s motion staying discovery in the  Corwin  case pursuant to the provisions of the Private Securities Litigation Reform Act.  After the adverse decision in the

Buettgen  case ,  the parties agreed to a scheduling order consistent with the prior  Buettgen  stay order.  Several of the Company defendants have filed motions for summary judgment claiming that there is no evidence of any wrongdoing elicited during the discovery phase.  The Company awaits a hearing date on the motions.  The Company plans to honor its indemnification obligations and vigorously defend the lawsuit on the defendants’ behalf.

On November 25, 2009, three former Bell retirees brought a putative class action lawsuit in the U.S. District Court for the Northern District of Texas, Dallas Division, against both the Verizon employee benefits committee and pension plans and the Company’s employee benefits committee (“EBC”) and pension plans.  All three named plaintiffs are receiving the single life monthly annuity pension benefits. All complain that Verizon transferred them against their will from the Verizon pension plans to the Company pension plans at or near the Company’s spin-off from Verizon.  The complaint alleges that both the Verizon and Company defendants failed to provide requested plan documents, which would entitle the plaintiffs to statutory penalties under the Employee Retirement Income Securities Act (“ERISA”); that both the Verizon and Company defendants breached their fiduciary duty for refusal to disclose pension plan information; and other class action counts aimed solely at the Verizon defendants. The plaintiffs seek class action status, statutory penalties, damages and a reversal of the employee transfers.  The Company defendants filed their motion to dismiss the entire complaint on March 10, 2010.  On October 18, 2010, the court ruled on the pending motion dismissing all the claims against the Company pension plans and all of the claims against the Company’s EBC relating to the production of documents and statutory penalties for failure to produce same.  The only claims remaining against the Company are procedural ERISA claims against the Company’s EBC.  On November 1, 2010, the Company’s EBC filed its answer to the complaint.  On November 4, 2010, the Company’s EBC filed a motion to dismiss one of the two remaining procedural ERISA claims against the EBC.  Pursuant to an agreed order, the plaintiffs have obtained class certification against the Verizon defendants and discovery has commenced. After obtaining permission from the court, the plaintiffs filed another amendment to the complaint, alleging a new count against the Company’s EBC.  The Company’s EBC filed another motion to dismiss the amended complaint and have filed a summary judgment motion before the deadline set by the scheduling order.  On March 26, 2012, the court denied the Company’s EBC’s motion to dismiss. The parties’ summary judgments remain pending. The Company plans to honor its indemnification obligations and vigorously defend the lawsuit on the defendants’ behalf.

On June 26, 2012, the Company filed a class action in the U.S. District Court for the Northern District of Texas, Dallas Division where the Company seeks a declaratory judgment concerning the Company’s right to enact several amendments that were recently made to its retiree health and welfare benefit plans, and more generally the Company’s right to modify, amend or terminate these plans.  Although the court initially consolidated this case with the above case, it later reversed itself and kept the case separate.  Several of the defendants have filed motions to dismiss as well as a counterclaim.  The Company has filed a motion to dismiss the counterclaim.  The Company awaits the order of the court.

On December 10, 2009, a former employee with a history of litigation against the Company filed a putative class action lawsuit in the U.S. District Court for the Northern District of Texas, Dallas Division, against certain of the Company’s current and former officers, directors and members of the Company’s EBC.  The complaint attempts to recover alleged losses to the various savings plans that were allegedly caused by the breach of fiduciary duties in violation of ERISA by the defendants in administrating the plans from November 17, 2006 to March 31, 2009.  The complaint alleges that: (i) the defendants wrongfully allowed all the plans to invest in Idearc common stock, (ii) the defendants made material misrepresentations regarding the Company’s financial performance and condition, (iii) the defendants had divided loyalties, (iv) the defendants mismanaged the plan assets, and (v) certain defendants breached their duty to monitor and inform the EBC of required disclosures.  The plaintiffs are seeking unspecified compensatory damages and reimbursement for litigation expenses.  At this time, a class has not been certified.  The plaintiffs have filed a consolidated complaint.  The Company filed a motion to dismiss the entire complaint on June 22, 2010.  On March 16, 2011, the court granted the Company defendants’ motion to dismiss the entire complaint; however, the plaintiffs have repleaded their complaint.  The Company defendants have filed another motion to dismiss the new complaint. On March 15, 2012, the court granted the Company defendants’ second motion dismissing the case with prejudice. The plaintiffs have appealed the dismissal and briefing in the 5 th  Circuit U.S. Court of Appeals has been completed.  Oral argument was held on March 7, 2013, and the Company awaits the ruling of the court.  The Company plans to honor its indemnification obligations and vigorously defend the lawsuit on the defendants’ behalf.

On November 15, 2010, a group of publishers including the Company led by the Local Search Association (formerly the Yellow Pages Association), (“Publishers”), filed a lawsuit in the U.S. District Court for the Western District of Washington challenging an ordinance enacted by the City of Seattle requiring the Publishers of yellow pages directories distributed in the City of Seattle to obtain a license from the City, and pay a tax to distribute the directory publications and permitting all the potential recipients of the yellow pages to opt out of receiving the directory using a common City-sanctioned opt out registry, (“Ordinance”).  The suit challenged the Ordinance as a content-based restriction on speech, violating the first amendment of the U.S. Constitution, and violating the commerce clause of the U.S. Constitution.  On February 10, 2011, the Publishers filed a motion for preliminary injunction seeking to stop the operation of the Ordinance before the first publication of the Dex One

Seattle directory.  After no order was forthcoming from the court, the Publishers filed a motion for temporary restraining order with the court seeking to immediately enjoin the operation of the Ordinance.  On May 8, 2011, the court denied both motions.  On May 13, 2011, the Publishers filed a motion with the U.S. Court of Appeals for the 9 th  Circuit seeking to enjoin the Ordinance pending the appeal and to expedite an appeal.  On May 24, 2011, the court of Appeals denied the Publishers’ motion for an injunction, but granted the Motion for an expedited appeal.  After briefing was complete, an oral argument was made in front of a 9 th  Circuit appellate panel.  Meanwhile, on September 16, 2011, the district court granted the City’s summary judgment motion and denied the Publishers’ summary judgment motion ruling that the Ordinance did not violate the First Amendment. This final order gave the Publishers the opportunity to file a full consolidated appeal to the 9 th  Circuit, which has been fully briefed and argued.  On October 15, 2012, in a unanimous ruling by the 9 th  Circuit U.S. Court of Appeals, the court ruled that yellow pages qualify for full protection of the First Amendment to the U.S. Constitution.  Accordingly, the Ordinance does not survive. The court reversed the trial court and instructed the trial court to enter judgment on behalf of the Publishers. The City’s request for the 9 th  Circuit Court of Appeals to review the decision, en banc,  was denied.  The City has settled the Publishers’ fee request and the Company expects the trial court to enter a judgment in favor of the Publishers, consistent with the 9 th  Circuit’s decision.

On April 26, 2011, the Company received a letter from the Philadelphia Equal Employment Opportunity Commission (“EEOC”) on behalf of a former employee indicating that the EEOC was conducting an investigation for a possible nationwide class claim.  The former employee was terminated after failing to memorize a sales pitch.  The EEOC alleges that the Company may have systematically discriminated against older employees and employees with disabilities by requiring them to memorize a sales pitch.  The Company is cooperating with the agency and has provided the agency with responsive documents requested in the EEOC’s original request. On August 1, 2012, the EEOC made a determination only with respect to the former employee, dropping their pursuit of any class claim.  The Company has since settled that individual claim for a nominal amount.

On July 1, 2011, several former employees filed a Fair Labor Standards Act (“FLSA”) collective action against the Company, all its subsidiaries, the current chief executive officer and the former chief executive officer in the U.S. District Court, Northern District of Texas, Dallas Division.  The complaint alleges that the Company improperly calculated the rate of pay when it paid overtime to its hourly sales employees.  On July 29, 2011, the Company filed a motion to dismiss the complaint.  In response, the plaintiffs amended their complaint to allege that the individual defendants had “off-the-clock” claims for unpaid overtime.  Subsequently, the Company amended its motion to dismiss in light of the new allegations.  On October 25, 2011, the Plaintiffs filed a motion to conditionally certify a collective action and to issue notice.  On March 29, 2012, the court denied the Company’s motion to dismiss and granted the plaintiffs’ motion to conditionally certify the class.  The Company’s motion seeking permission to file an interlocutory appeal of the order was denied and a notice has been sent to the Company’s former and current employees. The time for opting into the class has expired. The plaintiffs that failed to file their opt-ins on time have filed a companion case with the same allegations.

Note 13  Quarterly Financial Information (Unaudited)

The following table sets forth the Company’s quarterly results of operations for the years ended December 31, 2012, 2011 and 2010:

Quarter Ended	Operating Revenue	Operating Income (Loss)	Net Income (Loss)	Earnings (Loss) per Share(1)
	(in millions, except per share amounts)
2012
March 31 (2)	$363	$106	$62	$3.97
June 30 (2)	349	104	64	4.11
September 30	330	125	52	3.27
December 31	312	105	45	2.92
2011
March 31	$438	$103	$30	$1.91
June 30	421	106	29	1.89
September 30 (3)	399	(897)	(968)	(63.97)
December 31 (2)	384	92	138	8.86
2010
March 31	$154	$(144)	$(143)	$(9.56)
June 30 (4)	247	(61)	(83)	(5.55)
September 30 (4)	349	29	(26)	(1.73)
December 31 (2)	426	80	56	3.67

(1)         For the quarters in which the Company reported net income, equity based awards granted caused an immaterial increase in the number of dilutive shares with no material impact to the calculation of diluted earnings per common share. Earnings per share is computed independently for each quarter and the sum of the quarters may not equal the annual amount.

(2)         The quarters ended March 31, 2012, June 30, 2012, December 31, 2011 and December 31, 2010 include pre-tax gains of $28 million, $23 million, $116 million and $76 million, respectively, related to the early extinguishment of a portion of our senior secured term loans.

(3)         The quarter ended December 31, 2011 includes a non-cash impairment charge of $1,003 million ($997 million after-tax) associated with the write down of goodwill.

(4)         During 2010, the Company reduced operating expenses related to the favorable non-recurring, non-cash resolution of state operating tax claims of $16 million and $24 million in the quarters ended June 30, 2010 and September 30, 2010, respectively.

With our adoption of fresh start accounting, effective on December 31, 2009, our 2010 results of operations were significantly impacted.  At December 31, 2009, the balances of deferred revenue and deferred directory costs were adjusted to their fair value of zero.  As a result, approximately $846 million of deferred revenue ($826 million net of estimated sales allowances) and $213 million of deferred directory costs were not recognized in our 2010 consolidated statement of comprehensive income (loss) which would have otherwise been recorded.  In addition, our 2010 operating results were significantly impacted by the exclusion of approximately $61 million of bad debt expense due to the exclusion of revenue associated with the implementation of fresh start accounting at December 31, 2009.  These non-cash fresh start adjustments impacted only our 2010 consolidated statement of comprehensive income (loss) and did not affect future years’ results.  Likewise, these non-cash fresh start adjustments did not affect cash flows as client billing and collection activities remained unchanged.

The following table sets forth the quarterly non-cash impacts associated with fresh start adjustments that were not recognized in our 2010 consolidated statement of comprehensive income (loss):

Quarter Ended	Operating Revenue	Operating Income	Net Income
	(in millions)
2010
March 31	$379	$257	$159
June 30	265	177	113
September 30	140	93	59
December 31	42	25	15
Total	$826	$552	$346

SuperMedia Inc. and Subsidiaries

Debtor and Debtor-In-Possession

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(in millions, except
	per share amounts)

Operating Revenue	$293	$363
Operating Expense
Selling	75	90
Cost of sales (exclusive of depreciation and amortization)	75	86
General and administrative	11	41
Depreciation and amortization	31	40
Total Operating Expense	192	257
Operating Income	101	106
Interest expense, net	38	46
Income Before Gains on Early Extinguishment of Debt and Provision for Income Taxes	63	60
Gains on early extinguishment of debt	—	28
Income Before Provision for Income Taxes	63	88
Provision for income taxes	23	26
Net Income	$40	$62
Basic and diluted earnings per common share	$2.55	$3.97
Basic and diluted weighted-average common shares outstanding	15.4	15.2
Comprehensive Income
Net income	$40	$62
Adjustments for pension and post-employment benefits, net of taxes	(18)	—
Total Comprehensive Income	$22	$62

See Notes to Consolidated Financial Statements.

SuperMedia Inc. and Subsidiaries

Debtor and Debtor-In-Possession

Consolidated Balance Sheets

(Unaudited)

	At March 31,	At December 31,
	2013	2012
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$152	$105
Accounts receivable, net of allowances of $36 and $39	115	119
Accrued taxes receivable	—	2
Deferred directory costs	123	128
Prepaid expenses and other	21	22
Assets held for sale	21	21
Total current assets	432	397
Property, plant and equipment	102	99
Less: accumulated depreciation	73	70
	29	29
Goodwill	704	704
Intangible assets, net	195	221
Pension assets	58	56
Other non-current assets	3	3
Total assets	$1,421	$1,410
LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$36	$—
Accounts payable and accrued liabilities	110	109
Deferred revenue	65	66
Deferred tax liabilities	6	3
Other	14	17
Total current liabilities	231	195
Long-term debt	1,406	1,442
Employee benefit obligations	104	109
Non-current deferred tax liabilities	73	81
Unrecognized tax benefits	45	44
Stockholders’ (deficit):
Common stock ($.01 par value; 60 million shares authorized, 15,638,956 and 15,664,432 shares issued and outstanding in 2013 and 2012, respectively)	—	—
Additional paid-in capital	215	214
Retained (deficit)	(704)	(744)
Accumulated other comprehensive income	51	69
Total stockholders’ (deficit)	(438)	(461)
Total liabilities and stockholders’ (deficit)	$1,421	$1,410

See Notes to Consolidated Financial Statements.

SuperMedia Inc. and Subsidiaries

Debtor and Debtor-In-Possession

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(in millions)
Cash Flows from Operating Activities
Net income	$40	$62
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	31	40
Gains on early extinguishment of debt	—	(28)
Employee retirement benefits	(31)	6
Deferred income taxes	6	(8)
Provision for uncollectible accounts	3	6
Stock-based compensation expense	1	1
Changes in current assets and liabilities:
Accounts receivable and unbilled accounts receivable	1	8
Deferred directory costs	5	10
Other current assets	1	1
Accounts payable and accrued liabilities	(5)	8
Other, net	(1)	(1)
Net cash provided by operating activities	51	105
Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(4)	(2)
Net cash used in investing activities	(4)	(2)
Cash Flows from Financing Activities
Repayment of long-term debt	—	(35)
Other, net	—	(1)
Net cash used in financing activities	—	(36)
Increase in cash and cash equivalents	47	67
Cash and cash equivalents, beginning of year	105	90
Cash and cash equivalents, end of period	$152	$157

See Notes to Consolidated Financial Statements.

SuperMedia Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

Note 1

General

SuperMedia Inc. (“SuperMedia,” “we,” “our,” “us” or the “Company”), is one of the largest yellow pages directory publishers in the United States as measured by revenue.  We also offer digital advertising solutions. We place our clients’ business information into our portfolio of local media solutions, which includes the Superpages directories, Superpages.com, our digital local search resource on both desktop and mobile devices, the Superpages.com network, a digital syndication network that places local business information across more than 250 websites, and our mobile sites and mobile applications. In addition, we offer solutions for social media, digital content creation and management, reputation management and search engine optimization.

We primarily operate and are the official publisher in the markets in which Verizon Communications Inc. (“Verizon”), or its formerly owned properties now owned by FairPoint Communications, Inc. (“FairPoint”) and Frontier Communications Corporation (“Frontier”), are the incumbent local exchange carriers.  We use their brands on our print directories in these and other specified markets. We have a number of agreements with them that govern our publishing relationship; including publishing agreements, branding agreements, and non-competition agreements, each of which has a term expiring in 2036.

Basis of Presentation

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).  Pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”), the accompanying unaudited consolidated financial statements contain all adjustments, consisting of normal recurring items and accruals, necessary to fairly present the financial position, results of operations and cash flows of SuperMedia Inc. and its subsidiaries.  These unaudited interim financial statements do not contain all information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP and, as such, should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.  The results of operations for the three months ended March 31, 2013 are not necessarily indicative of results of operations for the 2013 fiscal year.

The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements. Certain prior period amounts have been reclassified to conform to current year presentation.

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2012-02 (“ASU 2012-02”), “ Testing Indefinite-Lived Intangible Assets for Impairment ,” which amends Accounting Standards Codification (“ASC”) 350, “ Intangibles—Goodwill and Other .” The amended guidance allows entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU 2012-02 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying value. Otherwise, the quantitative impairment test is not required. ASU 2012-02 is effective for interim and annual periods beginning after September 15, 2012. The Company has adopted the provisions of ASU 2012-02 as required.

In February 2013, the FASB issued Accounting Standards Update No. 2013-02 (“ASU 2013-02”), “ Reporting of Amounts Reclassified Out of Accumulated Comprehensive Income ,” which amends ASC 220, “ Comprehensive Income .” The amended guidance requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S GAAP to be reclassified in their entirety from accumulated other comprehensive income to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP thatprovide additional detail about those amounts. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012. The Company has adopted the provisions of ASU 2013-02 as required.

Note 2

Bankruptcy Filing and Proposed Merger with Dex One

Bankruptcy Filing

On March 18, 2013, SuperMedia and all of its domestic subsidiaries filed voluntary bankruptcy petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of the Bankruptcy Code.  Concurrently with the bankruptcy petition, SuperMedia filed and requested confirmation of a prepackaged plan of reorganization (the “prepackaged plan”).  The prepackaged plan seeks to effect the proposed merger and related transactions contemplated by our Merger Agreement (as defined below) with Dex One Corporation (“Dex One”), which is discussed in more detail below.  Also on March 18, 2013, Dex One and its domestic subsidiaries filed separate voluntary bankruptcy petitions in the Bankruptcy Court, and Dex One is seeking approval of its separate prepackaged plan of reorganization (together with SuperMedia’s prepackaged plan, the “prepackaged plans”).

The Merger Agreement allows us to complete the proposed merger and the other transactions contemplated by the Merger Agreement, including required amendments (the “financing amendments”) to SuperMedia’s and Dex One’s respective credit agreements (collectively, the “transaction”) through Chapter 11 cases, if either SuperMedia or Dex One does not obtain its stockholders’ approval of the Merger Agreement or unanimous lender approval of the financing amendments.

At a special meeting on March 13, 2013, our stockholders voted to approve and adopt the Merger Agreement and the proposed merger in the event that we were able to obtain unanimous lender approval of the transaction.  In addition, prior to the March 13, 2013 voting deadline, our stockholders and lenders voted to accept the prepackaged plan in the event that we were unable to obtain unanimous lender approval of the transaction and, alternatively, elected to effect the transaction through Chapter 11 cases.  Similarly, Dex One’s stockholders also voted to approve and adopt the Merger Agreement and the proposed merger in the event that Dex One was able to obtain unanimous lender approval of the transaction, and Dex One’s stockholders and lenders voted to accept the prepackaged plan in the event Dex One was not able to obtain unanimous lender approval of the transaction.

Subsequent to the special meeting, our board of directors determined that we had not obtained the unanimous lender approval required to effect the transaction outside of court.  Accordingly, on March 18, 2013, we filed our voluntary bankruptcy petition in order to seek approval of the prepackaged plan and the completion of the transaction.  The hearing to consider confirmation of the prepackaged plan is scheduled to commence on April 29, 2013 with April 18, 2013 as the last date for filing and serving objections to confirmation of the prepackaged plan.

There can be no assurance that the Bankruptcy Court will confirm the prepackaged plans in a timely manner.  While operating under Chapter 11, the Company’s operations are subject to oversight by the Bankruptcy Court, which could lead to uncertainties as to the realization of assets and satisfaction of obligations in the normal course of business.

Our prepackaged plan, including the effects of the transaction, could result in changes to our current debt and equity ownership structure.  The prepackaged plan and the effects of the transaction will also result in our assets and liabilities being re-valued under applicable accounting guidelines.

Merger Agreement

On August 20, 2012, SuperMedia, Dex One, Newdex Inc. (“Newdex”), and Spruce Acquisition Sub, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Original Merger Agreement,” and as amended and restated, the “Merger Agreement”), providing for a business combination of SuperMedia and Dex One.  The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Dex One will be merged with and into Newdex, with Newdex continuing as the surviving corporation, and Merger Sub will be merged with and into SuperMedia, with SuperMedia continuing as the surviving corporation (the “Mergers”).  As a result of the Mergers, Newdex will become a newly listed company and SuperMedia will become a direct wholly owned subsidiary of Newdex.

Following the announcement of the proposed Mergers, the current senior secured lenders for SuperMedia and Dex One formed a joint steering committee to evaluate the proposed amendments to the parties’ respective credit agreements as set forth in the Original Merger Agreement.

On December 5, 2012, SuperMedia, Dex One, Newdex, and Merger Sub entered into an Amended and Restated Agreement and Plan of Merger which amended and restated the Original Merger Agreement to, among other things, (i) extend the date on which a party may unilaterally terminate the Merger Agreement from December 31, 2012 to June 30, 2013, (ii) reduce the number of directors of Newdex after the effectiveness of the Mergers from eleven to ten, and (iii) provide that if either Dex One or SuperMedia is unable to obtain the requisite consents to the Mergers from its stockholders and to the contemplated amendments to its respective financing agreements from its senior secured lenders, the Mergers could be effected through the prepackaged plans.

Also on December 5, 2012, we entered into a Support and Limited Waiver Agreement (the “Support Agreement”) with certain of our senior secured lenders and the administrative agent under our senior secured credit facility.  The Support Agreement sets forth the obligations and commitments of the parties with respect to the transaction.  Specifically, the lenders party to the Support Agreement agreed, subject to the terms of the Support Agreement, (i) to support and take reasonable action in furtherance of the financing amendments and the Support Agreement, (ii) to timely vote to accept our prepackaged plan, and (iii) in the event that we elected to effect the Mergers through Chapter 11 cases, (a) to support approval of our lender disclosure statement and confirmation of our prepackaged plan, (b) to support certain relief to be requested by SuperMedia from the Bankruptcy Court, (c) to refrain from taking any action inconsistent with the confirmation of our prepackaged plan, and (d) not to propose, support, solicit, or participate in the formulation of any plan other than our prepackaged plan.  On the same date, Dex One entered into a support agreement on substantially similar terms with the lenders and administrative agents under its senior secured credit facilities.

Subject to the terms of the Merger Agreement, which has been approved by the boards of directors of SuperMedia and Dex One, in each case by the unanimous vote of all directors voting (Messrs. Slater and McDonald, directors who may be deemed to have personal interests in the transaction, abstained from voting), at the effective time of the Mergers, (i) each outstanding share of Dex One common stock (other than shares held by SuperMedia, Dex One, Newdex or any of their respective subsidiaries) will be converted into the right to receive 0.20 shares of Newdex common stock, par value $0.001 per share (the “Newdex Common Stock”), which reflects a 1-for-5 reverse stock split of Dex One common stock, and (ii) each outstanding share of SuperMedia common stock (other than shares held by SuperMedia, Dex One, Newdex or any of their respective subsidiaries) will be converted into the right to receive 0.4386 shares of Newdex Common Stock.  Outstanding SuperMedia stock options will be cancelled at the effective time of the Mergers and, to the extent that SuperMedia’s closing stock price on the date of the Mergers exceeds the option strike price, will be settled in cash.  All other outstanding SuperMedia equity awards will generally convert into Newdex Common Stock, after giving effect to the exchange ratio.  Immediately after the completion of the Mergers, we anticipate that current SuperMedia stockholders will own approximately 40% and current Dex One stockholders will own approximately 60% of Newdex, the combined company.

Completion of the Mergers is subject to conditions, including, among others: (i) the Bankruptcy Court having confirmed the prepackaged plan of reorganization of such party substantially in the form provided in the Merger Agreement, (ii) SuperMedia and Dex One, and certain of their respective subsidiaries, having entered into a tax sharing agreement and a shared services agreement, and (iii) authorization having been obtained for the listing on the New York Stock Exchange or the Nasdaq Stock Market of the Newdex Common Stock to be issued as consideration in the Mergers.

As more fully described below, we are a party to that certain loan agreement with certain financial institutions and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as amended, the “Loan Agreement”), providing for the issuance of $2,750 million of senior secured term loans with a maturity date of December 31, 2015. As part of the prepackaged plan, the Loan Agreement will be amended and restated to extend the maturity date to December 31, 2016 as well as modify certain other provisions, including the revision of interest rate spreads as follows:

	ABR	Eurodollar
Current Spread	7.00%	8.00%
Revised Spread	7.60%	8.60%

The prepackaged plan will effect the transactions contemplated by the Merger Agreement, including the financing amendments, the tax sharing agreement and the shared services agreement.

The Merger Agreement contains certain termination rights for both SuperMedia and Dex One, including, among others, if the Mergers are not consummated on or before June 30, 2013.  The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances following receipt from or announcement by a third party of an alternative transaction proposal, including termination of the Merger Agreement by SuperMedia or Dex One as a result of an adverse change in the recommendation of the Mergers by the other party’s board of directors, SuperMedia may be required to pay to Dex One, or Dex One may be required to pay to SuperMedia, an expense reimbursement up to a maximum amount of $7.5 million.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The ability of the Company to continue as a going concern is predicated upon, among other things, the successful completion of the SuperMedia prepackaged plan.  While the Company is committed to pursuing completion of the SuperMedia prepackaged plan and the Mergers, there can be no assurance that the SuperMedia prepackaged plan will be approved as submitted to the Bankruptcy Court; and therefore, there is uncertainty about the Company’s ability to realize its assets or satisfy its liabilities in the normal course of business.  The Company’s consolidated financial statements do not include any adjustments that might result from this uncertainty.

The Company is currently operating as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of Chapter 11 of the Bankruptcy Code and orders of the Bankruptcy Court.  In general, debtors-in-possession are authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without prior approval of the Bankruptcy Court.  The Company business continues to generate positive cash flow necessary for daily operations.

While operating under bankruptcy, applicable accounting guidance requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain expenses (including professional fees), realized gains and losses and provisions for losses that are realized from the reorganization and restructuring process will be classified as reorganization items on the consolidated statements of comprehensive income.   There were no reorganization items during the three months ended March 31, 2013.  Based on the terms of the prepackaged plan, no liabilities were identified as being subject to compromise at March 31, 2013.

Note 3

Earnings Per Share

Basic earnings per share are computed by dividing net income available to common stockholders by the number of weighted-average common shares outstanding during the reporting period. Diluted earnings per share are calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period. The effect of potentially dilutive common shares for the three months ended March 31, 2013 and 2012 was not material.

Certain employees and certain non-management directors have been granted restricted stock awards, which entitles those participants to receive non-forfeitable dividends during the vesting period on a basis equivalent to the dividends paid to holders of the Company’s common stock. As such, these unvested restricted stock awards meet the definition of a participating security. Participating securities are defined as unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) and are included in the computation of earnings per share pursuant to the two-class method. At March 31, 2013 and 2012, respectively, there were 167,802 and 372,388 such participating securities outstanding. Under the two-class method, all earnings, whether distributed or undistributed, are allocated to each class of common stock and participating securities based on their respective rights to receive dividends.

The following table sets forth the calculation of the Company’s basic and diluted earnings per share for the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31,
	2013	2012
	(in millions, except per share amounts)
Net income	$40	$62
Less allocation of income to participating unvested restricted stock units	(1)	(1)
Net income available to common stockholders	39	61
Weighted-average common shares outstanding	15.4	15.2
Basic and diluted earnings per share	$2.55	$3.97

Note 4

Additional Financial Information

Consolidated Statements of Comprehensive Income

During the three months ended March 31, 2013, the Company recorded a $32 million credit to expense associated with the amortization of a deferred gain related to certain plan amendments associated with other post-employment benefits.  This credit was recorded in general and administrative expense on the Company’s consolidated statement of comprehensive income.  For additional information related to the Company’s other post-employment benefits, see Note 7.

During the three months ended March 31, 2013, the Company incurred $6 million of merger transaction costs associated with our proposed merger with Dex One, all of which represents professional fees, and was recorded as part of general and administrative expense on the Company’s consolidated statement of comprehensive income.

During the three months ended March 31, 2012, the Company recorded a non-taxable gain of $28 million related to the early extinguishment of a portion of our senior secured term loans at below par.  For additional information related to the Company’s debt obligations, see Note 6.

The following table sets forth the components of the Company’s comprehensive income adjustments for pension and post-employment benefits for the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31,
	2013			2012
	Gross	Taxes	Net	Gross	Taxes	Net
	(in millions)
Net income			$40			$62
Reclassifications included in net income:
Amortization of prior service cost	$(32)	$12	(20)	$—	$—	—
Amortization of unrecognized net loss	3	(1)	2	1	(1)	—
Total reclassifications included in net income	$(29)	$11	(18)	$1	$(1)	—
Total other comprehensive income			$22			$62

The reclassifications included in net income reflected in the table above were recorded as part of general and administrative expense on the Company’s consolidated statement of comprehensive income.

The following table sets forth the balance of the Company’s accumulated other comprehensive income.  All balances in accumulated other comprehensive income are related to pension and other post-employment benefits.

	Gross	Taxes	Net
	(in millions)
Accumulated other comprehensive income — December 31, 2012	$110	$(41)	$69
Adjustments to pension and other post-employment benefits, net of amortization	(29)	11	(18)
Accumulated other comprehensive income — March 31, 2013	$81	$(30)	$51

Balance Sheet

Assets held for sale

During 2012, the Company entered into an agreement to sell its land and building in Los Alamitos, CA, for $21 million, subject to due diligence by the purchaser.  The sale is scheduled to close during 2013.  As such, the Company has reflected these assets as assets held for sale on the Company’s consolidated balance sheet.

The following tables set forth additional financial information related to the Company’s consolidated financial statements at March 31, 2013 and December 31, 2012:

	At March 31,	At December 31,
	2013	2012
	(in millions)
Accounts payable and accrued liabilities:
Accounts payable	$7	$10
Accrued expenses	25	23
Accrued salaries and wages	50	62
Accrued taxes	26	14
Accrued interest	2	—
Total accounts payable and accrued liabilities	$110	$109

Other current liabilities:
Customer prepayments	$13	$14
Other	1	3
Total other current liabilities	$14	$17

Cash Flow

The following table sets forth certain financial information related to cash payments made by the Company during the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31,
	2013	2012
	(in millions)
Income taxes, net of amounts refunded	$1	$—
Interest, net	37	46

Interest payments on our secured loans were $38 million and $47 million for the three months ended March 31, 2013 and 2012, respectively.  The lower interest payments in 2013 were the result of principal payments which lowered our senior secured term loans balance.

Fair Values of Financial Instruments

The Company’s financial assets or liabilities required to be measured at fair value on a recurring basis include cash and cash equivalents held in money market funds.  The Company’s money market funds of $77 million, both, as of March 31, 2013 and December 31, 2012, respectively, have been recorded at fair value using Level 2 inputs.  The Company had $6 million held in certificates of deposit (“CD’s”) both, as March 31, 2013 and December 31, 2012, that serve as collateral against letters of credit held with our insurance carriers.  These CD’s are classified as prepaid expenses and other on the consolidated balance sheets and are valued using Level 2 inputs. The fair value of the Company’s money market funds and CD’s classified as Level 2 are determined based on observable market data.  The fair values of trade receivables and accounts payable approximate their carrying amounts due to their short-term nature. The fair values of debt instruments are determined using Level 2 inputs based on the observable market data of a private exchange.

The following table sets forth the carrying amount and fair value of the Company’s total debt obligations at March 31, 2013 and December 31, 2012:

	At March 31, 2013		At December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Total debt obligations	$1,442	$1,059	$1,442	$1,031

Severance Benefits

During the three months ended March 31, 2013 and 2012, the Company recorded severance expense of $3 million and $2 million, respectively.  The Company paid severance benefits of $2 million in each of the same periods.

Note 5

Intangible Assets

The following table sets forth the details of the Company’s intangible assets as of March 31, 2013 and December 31, 2012:

	At March 31, 2013			At December 31, 2012
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	(in millions)
Intangible assets:
Client relationships	$497	$323	$174	$497	$299	$198
Internal use software	110	97	13	108	93	15
Patented technologies	34	34	—	34	34	—
Marketing-related intangibles	8	—	8	8	—	8
Total intangible assets	$649	$454	$195	$647	$426	$221

Amortization expense for intangible assets was $28 million and $34 million for the three months ended March 31, 2013 and 2012, respectively.  These amounts include amortization expense related to capitalized internal-use software of $4 million and $6 million for the three months ended March 31, 2013 and 2012, respectively.

Amortization expense is estimated to be $108 million in 2013, $103 million in 2014, and $2 million in 2015 for the intangible assets as of March 31, 2013.

Note 6

Debt Obligations

The following table sets forth the Company’s outstanding debt obligations on the consolidated balance sheets at March 31, 2013 and December 31, 2012:

	Interest Rates	Maturity	At March 31, 2013	At December 31, 2012
			(in millions)
Senior secured term loans	ABR + 7.00%	2015	$1,442	$1,442
Less current maturities of long-term debt			36	—
Long-term debt			$1,406	$1,442

Senior Secured Term Loan Agreement

On December 31, 2009, the Company emerged from bankruptcy and entered into a loan agreement with certain financial institutions and with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent. As discussed below, on December 13, 2010 and November 8, 2011, the loan agreement was amended (the “Loan Agreement”). Under the Loan Agreement, the senior secured term loans bear interest at an annual rate equal to, at the Company’s option, either (i) the Alternate Base Rate (“ABR”) plus an Applicable Margin, or (ii) adjusted London Inter-Bank Offered Rate (“LIBOR”) plus an Applicable Margin. The Applicable Margin is 7.0% for loans with interest rates determined by reference to ABR and 8.0% for loans with interest rates determined by reference to adjusted LIBOR.  The senior secured term loans have a floor interest rate of 4.0% in the case of ABR and 3.0% in the case of LIBOR.  As long as interest rates remain at or below 4.0% for ABR and 3.0% for LIBOR, which is currently the case, our effective interest rate will be 11.0%.

All of the Company’s present and future domestic subsidiaries (other than a certain insignificant subsidiary) are guarantors under the Loan Agreement.  In addition, the obligations under the Loan Agreement are secured by a lien on substantially all of the Company’s and its domestic subsidiaries’ tangible and intangible assets, including a mortgage on certain real property.

Loan Agreement Amendments

On December 13, 2010, the Company entered into the First Amendment to the Loan Agreement. The terms of the First Amendment allowed a one-time repurchase and retirement of debt below par.

On November 8, 2011, the Company entered into the Second Amendment to the Loan Agreement. The terms of the Second Amendment allow the Company, effective upon the execution of the amendment and until January 1, 2014, to repurchase and retire debt below par, subject to certain requirements.

As a condition of and contingent upon the proposed merger with Dex One, the Company has negotiated with its lenders amendments to extend the maturity of the senior secured term loans by one year from December 31, 2015 to December 31, 2016 as well as to modify certain other provisions, including an increase to the interest rate to a floor of 11.6%.  If approved, the prepackaged plan will effect the transactions contemplated by the Merger Agreement, including the financing amendments.  For additional information related to the pending merger and conditions to complete the transaction, see Note 2.

Debt Covenants and Maturities

As of March 31, 2013, the Company is in compliance with all of the covenants of its Loan Agreement.

The Company has a mandatory debt principal payment due after each fiscal quarter prior to the December 31, 2015 maturity date on the outstanding senior secured term loans in an aggregate amount equal to 67.5% of the amount of any increase in the Company’s Available Cash, as defined in the Loan Agreement.  The Company has the right to make early payments at par on the senior secured term loans in whole or in part, from time to time, without premium or penalty, subject to requirements as to size and manner of payments.  Additionally, the Company can make below par voluntary repurchases of the senior secured term loans, subject to the terms and conditions of the Second Amendment to the Loan Agreement.

The Company expects to make a $36 million mandatory principal payment related to the three months ended March 31, 2013, under the terms of the Loan Agreement.  This amount has been classified as current maturities on the Company’s consolidated balance sheet as of March 31, 2013.

During the three months ended March 31, 2012, the Company made cash debt payments of $35 million, which reduced the Company’s debt obligations by $64 million.  On March 2, 2012, the Company utilized $31 million in cash to prepay $60 million of the senior secured term loans at a rate of 52% of par.  This transaction resulted in the Company recording a $28 million non-taxable gain ($29 million gain offset by $1 million in administrative fees), which was recorded as early extinguishment of debt on the Company’s 2012 consolidated statement of comprehensive income. For the three months ended March 31, 2012, the Company also made additional debt principal payments, at par, of $4 million

Note 7

Employee Benefits

Pension

The Company provides pension benefits to many of its employees.  The Company’s pension plans are non-contributory defined benefit pension plans. The pension plans include the SuperMedia Pension Plan for Management Employees and the SuperMedia Pension Plan for Collectively Bargained Employees.  The assets of the two plans are held in a master trust.  The Company also maintains a non-qualified pension plan for certain employees.

Participants in the management pension plan no longer earn pension benefits.  In addition, new management employees hired after December 31, 2005 are not eligible for pension benefits.  Certain participants in the Company’s collective bargaining units no longer earn pension benefits effective December 31, 2012.  Pension assets held in trust and recorded on the Company’s consolidated balance sheet as of March 31, 2013 are valued in accordance with applicable accounting guidance on fair value measurements.

Other Post-Employment Benefits

The Company provides other post-employment benefits (“OPEB”) to select employees.  The Company’s OPEB includes post-employment health care and life insurance plans for the Company’s retirees and their dependents that are both contributory and noncontributory and include a limit on the Company’s share of cost for recent and future retirees.

During 2012, the Company amended its other post-employment benefit plans.  The changes limit and/or eliminate company subsidies associated with other post-employment benefits including medical, prescription drug, dental and life insurance coverage for retirees, certain employees, and their respective dependents effective September 1, 2012.  Certain retirees will continue to receive a reduced company subsidy through December 31, 2013.  In addition, the 2012 plan amendments resulted in a pretax reduction of $257 million to employee benefit obligations and an after-tax deferred gain to accumulated other comprehensive income of $161 million.  The accumulated other comprehensive income associated with OPEB will be amortized over the periods prescribed by ASC 715-60  “Compensation - Retirement Benefits, Defined Benefit Plans - Other Postretirement” .  The amortization associated with the deferred gain for the three months ended March 31, 2013 was a credit to expense of $32 million recorded as part of general and administrative expense in the Company’s consolidated statement of comprehensive income.

Net Periodic Cost

The following table sets forth the benefit costs (income) related to the Company’s pension and post-employment health care and life insurance plans for the three months ended March 31, 2013 and 2012:

	Pension		Health Care and Life
Three Months Ended March 31,	2013	2012	2013	2012
	(in millions)
Service cost	$1	$1	$—	$—
Interest cost	5	6	—	4
Expected return on plan assets	(8)	(10)	—	—
Actuarial loss, net	—	—	3	1
Prior service (credit)	—	—	(32)	—
Net periodic cost (income)	$(2)	$(3)	$(29)	$5

The Company recorded a charge of $4 million in the three months ended March 31, 2012, later reversed in the three months ended June 30, 2012, associated with a nonqualified pension benefit for certain employees.  This charge is not included in the net periodic cost table above.

Savings Plans Benefits

The Company sponsors a defined contribution savings plan to provide opportunities for eligible employees to save for retirement on a tax-deferred basis. Substantially all of the Company’s employees are eligible to participate in the plan.  Under the plan, a certain percentage of eligible employee contributions are matched with Company cash allocated to the participants’ current investment elections. The Company recognizes savings plan expenses based on its matching obligation attributable to participating employees.  The Company recorded total savings plan expenses of $1 million for the three months ended March 31, 2013 and 2012, respectively.

Note 8

Stock-Based Compensation

The 2009 Long-Term Incentive Plan (the “2009 Plan”) provides for several forms of incentive awards to be granted to designated eligible employees, non-management directors, consultants and independent contractors providing services to the Company. The maximum number of shares of SuperMedia common stock authorized for issuance under the 2009 Plan is 1,500,000. During 2010, 2011, and 2012, the Company granted equity awards under the 2009 Plan to certain employees and to certain of our non-management directors.

Restricted Stock

The 2009 Plan provides for grants of restricted stock.  These awards are classified as equity awards based on the criteria established by the applicable accounting rules for stock-based compensation. The fair value of the restricted stock awards was determined based on the price of SuperMedia common stock on the date of grant.

During 2010 and 2012, certain employees were granted restricted stock awards that vest over three years in equal installments on the first, second, and third anniversaries of the grant date.  All unvested shares of restricted stock will immediately terminate upon the employee’s termination of employment with the Company for any reason on or before the third anniversary date of the award, except that the Compensation Committee of the Board of Directors, at its sole option and election, may permit the unvested shares not to terminate if the employee is terminated without cause.  If a change in control occurs on or before the third anniversary of the grant date, all unvested shares of restricted stock will immediately vest.  Grant award recipients would receive all regular cash dividends if the Company were to declare dividends.

During 2011 and 2012, certain non-management directors were granted restricted stock awards that vest one year after the grant date.  All unvested shares of restricted stock will immediately terminate if a non-management director ceases to be a member of the board of directors of the Company on or before the vesting date.  If a change in control occurs on or before the vesting date, all unvested shares of restricted stock will immediately vest.  Grant award recipients would receive all regular cash dividends if the Company were to declare dividends.

A portion of the cost related to these awards is included in the Company’s compensation expense for the three months ended March 31, 2013 and 2012, respectively.

Changes in the Company’s outstanding restricted stock awards were as follows:

	Restricted Stock Awards	Weighted-Average Grant-Date Fair Value
Outstanding restricted stock at January 1, 2013	322,873	$10.47
Granted	—	—
Vested	(147,823)	18.00
Forfeitures	(7,248)	2.83
Outstanding restricted stock at March 31, 2013	167,802	$4.17

Restricted Stock Units

The 2009 Plan provides for grants of restricted stock units (“RSUs”) that can be settled in cash, shares of SuperMedia common stock or a combination thereof. These awards are classified as either liability or equity awards based on the criteria established by the applicable accounting rules for stock-based compensation.

During 2010, certain non-management directors were granted RSU awards that vest over three years in equal installments of one-third on the first, second, and third anniversaries of the grant date. If a director ceases to be a member of the board of directors of the Company on or before the third anniversary date of the award, the RSUs will vest on a prorated basis by dividing the number of days commencing on the anniversary vesting date or date of award, as applicable, and ending on the date of separation from service by, (i) 1,095 days if the date of separation from service occurs prior to the first anniversary date of the award, (ii) 730 days if the date of separation from service occurs after the first anniversary date of the award but before the second anniversary date of the award, and (iii) 365 days if the date of separation from service occurs after the second anniversary date of the award but before the third anniversary date of the award, and the number of RSUs remaining will immediately terminate. If a change in control occurs on or before the third anniversary date of the award, all unvested shares of restricted stock units will immediately vest. The restricted stock units settle upon a director’s departure from the board in good standing.

During 2011, certain employees were granted RSU awards that vest over three years in equal installments of one-third on the first, second, and third anniversaries of the grant date. All unvested RSUs will immediately terminate upon the employee’s termination of employment with the Company for any reason on or before the third anniversary date of the award, except that the Compensation Committee of the Board of Directors, at its sole option and election, may permit the unvested RSUs not to terminate if the employee is terminated without cause. If a change in control occurs on or before the third anniversary date of the award, all unvested shares of restricted stock units will immediately vest.

The fair value of the RSUs was determined based on the price of SuperMedia common stock on the date of grant. The RSUs are settled in stock, and therefore, classified as an equity award. No dividends are payable on the RSUs. However, dividend equivalents, equal to the amount of the dividend that would have been paid on an equivalent number of shares of SuperMedia common stock, are granted in the form of additional RSUs. The dividend equivalent RSUs are subject to the same vesting, forfeiture and other terms and conditions applicable to the RSUs.

A portion of the cost related to these RSU awards is included in the Company’s compensation expense for the three months ended March 31, 2013 and 2012, respectively.

Changes in the Company’s outstanding restricted stock units were as follows:

	Restricted Stock Unit Awards	Weighted- Average Fair Value
Outstanding RSUs at January 1, 2013	55,776	$12.31
Granted	—	—
Dividend equivalents	—	—
Payments	(22,500)	7.47
Forfeitures	—	—
Outstanding RSUs at March 31, 2013	33,276	$15.57

Stock Options

The 2009 Plan provides for grants of stock options. These awards are classified as equity awards based on the criteria established by the applicable accounting rules for stock-based compensation.

During 2010 and 2011, certain employees were granted stock option awards that vest over three years in equal installments of one-third on the first, second, and third anniversaries of the grant date and have a ten year term from the date of grant.

A stock option holder may pay the option exercise price in cash by delivering unrestricted shares to the Company having a value at the time of exercise equal to the exercise price, by a cashless broker-assisted exercise, by a combination of these methods or by any other method approved by the Compensation Committee of the Company’s Board of Directors. Options may not be re-priced without the approval of the Company’s stockholders.

The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model.  The model incorporates assumptions regarding inputs as follows:

•      Expected volatility is a blend of the historical volatility of SuperMedia common stock over its history and the historical volatility of thirteen of SuperMedia’s peers;

•      Expected life is calculated based on the average life of the remaining vesting term and the remaining contractual life of each award; and

•      The risk-free interest rate is determined using the U.S. Treasury zero-coupon issue with a remaining term equal to the expected life of the option.

A portion of the cost related to these awards has been included in the Company’s compensation expense for the three months ended March 31, 2013 and 2012, respectively.

Changes in the Company’s outstanding stock option awards were as follows:

	Number of Stock Option Awards	Weighted- Average Exercise price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (per share)
Outstanding stock option awards at January 1, 2013	332,573	$7.92	8.06	$0.00
Granted	—	—	—	—
Exercises	—	—	—	—
Forfeitures/expirations	—	—	—	—
Outstanding stock option awards at March 31, 2013	332,573	$7.93	7.81	$0.00

Stock-Based Compensation Expense

The compensation expense recognized for the three months ended March 31, 2013 and 2012, related to stock-based compensation was $1 million, respectively.  These costs were recorded as part of general and administrative expenses on the consolidated statements of comprehensive income.

As of March 31, 2013, unrecognized compensation expense related to the unvested portion of the Company’s restricted stock, RSU, and stock options awards was approximately $1 million and is expected to be recognized over a weighted-average period of approximately 1.1 years.

Note 9

Income Taxes

Income taxes for the three months ended March 31, 2013 and 2012 have been included in the accompanying consolidated financial statements on the basis of an estimated annual effective tax rate. In determining the estimated annual effective tax rate, the Company included interest expense and the tax effect of other one-time discrete items. The Company anticipates the effective tax rate, including interest expense and other one-time discrete items, to approximate 26% for 2013 which includes an estimated rate reduction for lapsing of uncertain tax positions due to expiration of the statute of limitations in various jurisdictions.  Without this reduction from lapsing uncertain tax positions, our anticipated effective tax rate would approximate 37% for 2013. Our estimated effective tax rate for 2013 may be subject to changes in future periods. The full year effective tax rate for 2012 was 30.3%.  The full year effective tax rate for 2012 was primarily impacted by non-taxable cancellation of indebtedness income (“CODI”) related to the Company’s below par debt repurchases.  Generally, the discharge of a debt obligation for an amount less than its adjusted issue price creates CODI, which must be included in the Company’s taxable income; however, provisions of the Internal Revenue Code allowed the Company to permanently exclude this CODI from taxation.

Note 10

Litigation

The Company is subject to various lawsuits and other claims in the normal course of business. In addition, from time to time, the Company receives communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which the Company operates.

The Company establishes reserves for the estimated losses on specific contingent liabilities, for regulatory and legal actions where the Company deems a loss to be probable and the amount of the loss can be reasonably estimated. In other instances, the Company is not able to make a reasonable estimate of liability because of the uncertainties related to the outcome or the amount or range of potential loss. The Company does not expect that the ultimate resolution of pending regulatory and legal matters in future periods, including the matters described below will have a material adverse effect on its statement of comprehensive income.

On April 30, 2009, May 21, 2009, and June 5, 2009, three separate putative class action securities lawsuits were filed in the U.S. District Court for the Northern District of Texas, Dallas Division, against certain of the Company’s current and former officers (but not against the Company or its subsidiaries). The suits were filed by Jan Buettgen, John Heffner, and Alan Goldberg as three separate named plaintiffs on behalf of purchasers of the Company’s common stock between August 10, 2007 and March 31, 2009, inclusive. On May 22, 2009, a putative class action securities lawsuit was filed in the U.S. District Court for the Eastern District of Arkansas against two of the Company’s current officers (but not against the Company or its subsidiaries).  The suit was filed by Wade L. Jones on behalf of purchasers of the Company’s bonds between March 27, 2008 and March 30, 2009, inclusive.  On August 18, 2009, the Wade Jones case from Arkansas federal district court was transferred to be consolidated with the cases filed in Texas.  The complaints are virtually identical and generally allege that the defendants violated federal securities laws by issuing false and misleading statements regarding the Company’s financial performance and condition.  Specifically, the complaints allege violations by the defendants of Section 10(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), Rule 10b-5 under the Exchange Act and Section 20 of the Exchange Act.  The plaintiffs are seeking unspecified compensatory damages and reimbursement for litigation expenses.  Since the filing of the complaints, all four cases have been consolidated into one court in the Northern District of Texas and a lead plaintiff and lead plaintiffs’ attorney have been selected (“Buettgen” case).  On April 12, 2010, the Company filed a motion to dismiss the entire  Buettgen  complaint.  On August 11, 2010, in a one line order without an opinion, the court denied the Company’s motion to dismiss.  On May 19, 2011, the court granted the plaintiffs’ motion certifying a class.  Subsequently, the Fifth Circuit Court of Appeals denied the Company’s petition for an interlocutory appeal of the class certification order.  On September 24, 2012, the Company defendants filed a motion for summary judgment seeking a complete dismissal which was denied on February 20, 2013.  The parties entered into a tentative settlement of the matter on April 1, 2013. The Company plans to honor its indemnification obligations and vigorously defend the lawsuit on the defendants’ behalf.

On April 20, 2009, a lawsuit was filed in the district court of Tarrant County, Texas, against certain of the Company’s officers and directors (but not against the Company or its subsidiaries) on behalf of Jack B. Corwin as Trustee of The Jack B. Corwin Revocable Trust, and Charitable Remainder Stewardship Company of Nevada, and as Trustee of the Jack B. Corwin 2006 Charitable Remainder Unitrust (the “Corwin” case).  The  Corwin  case generally alleges that at various times in 2008 and 2009, the named Company officers and directors made false and misleading representations, or failed to state material facts, which made their statements misleading regarding the Company’s financial performance and condition.  The suit brings fraud and negligent misrepresentation claims and alleges violations of the Texas Securities Act and Section 27 of the Texas Business Commerce Code.  The plaintiffs seek unspecified compensatory damages, exemplary damages, and reimbursement for litigation expenses.  On June 3, 2009, the plaintiffs filed an amended complaint with the same allegations adding two additional Company directors as party defendants.  On June 10, 2010, the court in the  Buettgen  case granted the Company’s motion staying discovery in the  Corwin  case pursuant to the provisions of the Private Securities Litigation Reform Act.  After the adverse decision in the  Buettgen  case , the parties agreed to a scheduling order consistent with the prior  Buettgen  stay order.  Several of the Company defendants have filed motions for summary judgment claiming that there is no evidence of any wrongdoing elicited during the discovery phase.  The Company awaits a hearing date on the motions.  The Company plans to honor its indemnification obligations and vigorously defend the lawsuit on the defendants’ behalf.

On November 25, 2009, three former Bell retirees brought a putative class action lawsuit in the U.S. District Court for the Northern District of Texas, Dallas Division, against both the Verizon employee benefits committee and pension plans and the Company’s employee benefits committee (“EBC”) and pension plans.  All three named plaintiffs are receiving the single life monthly annuity pension benefits. All complain that Verizon transferred them against their will from the Verizon pension plans to the Company pension plans at or near the Company’s spin-off from Verizon.  The complaint alleges that both the Verizon and Company defendants failed to provide requested plan documents, which would entitle the plaintiffs to statutory penalties under the Employee Retirement Income Securities Act (“ERISA”); that both the Verizon and Company defendants breached their fiduciary duty for refusal to disclose pension plan information; and other class action counts aimed solely at the Verizon defendants. The plaintiffs seek class action status, statutory penalties, damages and a reversal of the employee transfers.  The Company defendants filed their motion to dismiss the entire complaint on March 10, 2010.  On October 18, 2010, the court ruled on the pending motion dismissing all the claims against the Company pension plans and all of the claims against the Company’s EBC relating to the production of documents and statutory penalties for failure to produce same.  The only claims remaining against the Company are procedural ERISA claims against the Company’s EBC.  On November 1, 2010, the Company’s EBC filed its answer to the complaint.  On November 4, 2010, the Company’s EBC filed a motion to dismiss one of the two remaining procedural ERISA claims against the EBC.  Pursuant to an agreed order, the plaintiffs have obtained class certification against the Verizon defendants and discovery has commenced. After obtaining permission from the court, the plaintiffs filed another amendment to the complaint, alleging a new count against the Company’s EBC.  The Company’s EBC filed another motion to dismiss the amended complaint and have filed a summary judgment motion before the deadline set by the scheduling order.  On March 26, 2012, the court denied the Company’s EBC’s motion to dismiss. The parties’ summary judgments remain pending. The Company plans to honor its indemnification obligations and vigorously defend the lawsuit on the defendants’ behalf.

On June 26, 2012, the Company filed a class action in the U.S. District Court for the Northern District of Texas, Dallas Division where the Company seeks a declaratory judgment concerning the Company’s right to enact several amendments that were recently made to its retiree health and welfare benefit plans, and more generally the Company’s right to modify, amend or terminate these plans.  Although the court initially consolidated this case with the above case, it later reversed itself and kept the case separate.  Several of the defendants have filed motions to dismiss as well as a counterclaim.  The Company has filed a motion to dismiss the counterclaim.  The Company awaits the order of the court.

On December 10, 2009, a former employee with a history of litigation against the Company filed a putative class action lawsuit in the U.S. District Court for the Northern District of Texas, Dallas Division, against certain of the Company’s current and former officers, directors and members of the Company’s EBC.  The complaint attempts to recover alleged losses to the various savings plans that were allegedly caused by the breach of fiduciary duties in violation of ERISA by the defendants in administrating the plans from November 17, 2006 to March 31, 2009.  The complaint alleges that: (i) the defendants wrongfully allowed all the plans to invest in Idearc common stock, (ii) the defendants made material misrepresentations regarding the Company’s financial performance and condition, (iii) the defendants had divided loyalties, (iv) the defendants mismanaged the plan assets, and (v) certain defendants breached their duty to monitor and inform the EBC of required disclosures.  The plaintiffs are seeking unspecified compensatory damages and reimbursement for litigation expenses.  At this time, a class has not been certified.  The plaintiffs have filed a consolidated complaint.  The Company filed a motion to dismiss the entire complaint on June 22, 2010.  On March 16, 2011, the court granted the Company defendants’ motion to dismiss the entire complaint; however, the plaintiffs have repleaded their complaint.  The Company defendants have filed another motion to dismiss the new complaint. On March 15, 2012, the court granted the Company defendants’ second motion dismissing the case with prejudice.  The plaintiffs have appealed the dismissal and briefing in the 5 th  Circuit U.S. Court of Appeals has been completed.  Oral argument was held on March 7, 2013, and the Company awaits the ruling of the court.  The Company plans to honor its indemnification obligations and vigorously defend the lawsuit on the defendants’ behalf.

On November 15, 2010, a group of publishers including the Company led by the Local Search Association (formerly the Yellow Pages Association), (“Publishers”), filed a lawsuit in the U.S. District Court for the Western District of Washington challenging an ordinance enacted by the City of Seattle requiring the Publishers of yellow pages directories distributed in the City of Seattle to obtain a license from the City, and pay a tax to distribute the directory publications and permitting all the potential recipients of the yellow pages to opt out of receiving the directory using a common City-sanctioned opt out registry, (“Ordinance”).  The suit challenged the Ordinance as a content-based restriction on speech, violating the first amendment of the U.S. Constitution, and violating the commerce clause of the U.S. Constitution.  On February 10, 2011, the Publishers filed a motion for preliminary injunction seeking to stop the operation of the Ordinance before the first publication of the Dex One Seattle directory.  After no order was forthcoming from the court, the Publishers filed a motion for temporary restraining order with the court seeking to immediately enjoin the operation of the Ordinance.  On May 8, 2011, the court denied both motions.  On May 13, 2011, the Publishers filed a motion with the U.S. Court of Appeals for the 9 th  Circuit seeking to enjoin the Ordinance pending the appeal and to expedite an appeal.  On May 24, 2011, the court of Appeals denied the Publishers’ motion for an injunction, but granted the Motion for an expedited appeal.  After briefing was complete, an oral argument was made in front of a 9 th  Circuit appellate panel.  Meanwhile, on September 16, 2011, the district court granted the City’s summary judgment motion and denied the Publishers’ summary judgment motion ruling that the Ordinance did not violate the First Amendment. This final order gave the Publishers the opportunity to file a full consolidated appeal to the 9 th  Circuit, which has been fully briefed and argued.  On October 15, 2012, in a unanimous ruling by the 9 th  Circuit U.S. Court of Appeals, the court ruled that yellow pages qualify for full protection of the First Amendment to the U.S. Constitution.  Accordingly, the Ordinance does not survive. The court reversed the trial court and instructed the trial court to enter judgment on behalf of the Publishers. The City’s request for the 9 th  Circuit Court of Appeals to review the decision, en banc, was denied.  The City has settled and paid the Publishers’ fee request and the trial court has entered a judgment in favor of the Publishers, consistent with the 9 th  Circuit’s decision.

On July 1, 2011, several former employees filed a Fair Labor Standards Act (“FLSA”) collective action against the Company, all its subsidiaries, the current chief executive officer and the former chief executive officer in the U.S. District Court, Northern District of Texas, Dallas Division.  The complaint alleges that the Company improperly calculated the rate of pay when it paid overtime to its hourly sales employees.  On July 29, 2011, the Company filed a motion to dismiss the complaint.  In response, the plaintiffs amended their complaint to allege that the individual defendants had “off-the-clock” claims for unpaid overtime.  Subsequently, the Company amended its motion to dismiss in light of the new allegations.  On October 25, 2011, the Plaintiffs filed a motion to conditionally certify a collective action and to issue notice.  On March 29, 2012, the court denied the Company’s motion to dismiss and granted the plaintiffs’ motion to conditionally certify the class.  The Company’s motion seeking permission to file an interlocutory appeal of the order was denied and a notice has been sent to the Company’s former and current employees. The time for opting into the class has expired. The plaintiffs that failed to file their opt-ins on time have filed a companion case with the same allegations.

On March 29, 2013, a former unsecured note holder that was impacted by the Company’s bankruptcy in 2009, filed a notice and summons against Verizon Communications and the former chief financial officer (CFO) of the Company in the Supreme Court of the State of New York, New York County. The filing alleges that Verizon improperly formed the Company prior to the spin-off by not having the requisite number of directors under Delaware law. Since the Company was improperly formed, the former CFO did not have the authority to execute the note on behalf of the Company and accordingly both Verizon and the former CFO are liable for the unpaid principal and interest when the notes were impacted by the bankruptcy.  The Company plans to honor its indemnification obligation and vigorously defend the lawsuit on the defendant’s behalf.